Exhibit 10.1

EXECUTION COPY

TD FINANCING SERVICES

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT (as amended, supplemented, modified or extended from time to time, the “Agreement”) is made and entered into as of this 7th day of May, 2010 by and between TD Financing Services Inc., a corporation incorporated under the laws of Canada, having an office at 25 Booth Avenue, Suite 101, Toronto, Ontario M4M 2M3 (“TDFS”), and Zale Canada Co., a Nova Scotia company, having its principal business office at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Merchant”).

Recitals

WHEREAS TDFS is willing to provide a private label credit card program to qualified customers of Merchant resident in Canada on the terms set forth in this Agreement (the “Program”); and

WHEREAS Merchant seeks to sell certain of its goods and services on credit to its retail customers resident in Canada pursuant to the Program.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1.	TDFS’s Obligations.

(a)
Except as otherwise provided in this Agreement, TDFS will establish and administer all aspects of the Program under which it will issue private label credit cards and extend open-end revolving consumer credit to individuals resident in Canada TDFS determines are qualified. Subject to the provisions of this Agreement, TDFS’s administration of the Program will include: processing Applications, point-of-sale instant credit, underwriting applicants, processing of sales and returns on Credit Card Accounts, statement rendering and mailing, payment processing, customer service as it relates to Credit Card Accounts, providing add-on authorizations for existing Cardholders and doing all collection work on Credit Card Accounts through either chargeoff or chargeback, all correspondence with applicants and/or Cardholders regarding the status of an Application, credit decisions made and the like. In addition, TDFS will maintain a toll-free telephone number and hours of operation in its call centers that are appropriate for the proper and adequate servicing of Applicants, Cardholders and Merchant’s Personnel.

(b)
TDFS will provide to Merchant application materials in such amounts as are necessary to operate the Program. TDFS will provide the form and content for all Applications in its reasonable discretion. The cost of said Applications will be borne solely by TDFS. Merchant shall have the right to provide artwork for the Application cover as well as marketing input for any available panels of the Application.

(c)
TDFS will produce and distribute to approved card applicants private label credit cards (“Cards”), the standard offering of which is a two-colour process card. The initial card plastic design will be provided by Merchant and will be subject to TDFS’s prior review and approval, which approval will not be unreasonably withheld or delayed. Should Merchant desire a more elaborate design (subject to approval by TDFS in its reasonable discretion), TDFS reserves the right to pass the cost differential on to Merchant, but Merchant will be advised of the cost prior to a production order being placed. Merchant will be the sole and exclusive owner of any card design provided by Merchant to TDFS, as well as all Merchant Marks. From time to time, Merchant may request that TDFS use a new card plastic design by sending TDFS a notice that is accompanied by camera-ready artwork and design specifications. TDFS will use commercially reasonable efforts to begin to issue/re-issue the redesigned Cards within three (3) months following receipt of such written notice. The design of the re-branded/redesigned card plastic will be subject to approval of TDFS, which approval will not be unreasonably withheld or delayed. No more than once every two years, TDFS will be responsible for all costs and expenses associated with the design, printing and distribution of re-branded/redesigned Credit Cards pursuant to this Section 1(c) (other than the issuance by TDFS of replacement or renewal card plastics in the ordinary course of the operation of the Program). Should Merchant wish to re-brand/redesign Credit Cards sooner than once every two years, Merchant will be responsible for all costs and expenses associated with the design, printing and distribution of re-branded/redesigned Credit Cards.

(d)
TDFS will provide all technical and other support reasonably required by Merchant to ensure compatibility and appropriate links from Merchant’s online brand websites for the purposes of facilitating apply-and-buy programs introduced by Merchant after the Effective Date.

(e)
TDFS will not purge any Credit Card Account from its operating system solely because of lack of debit or credit activity, except for Credit Card Accounts that have not had any debit or purchase activity for a period of at least twenty-four (24) consecutive months, or such other period as may be agreed to by the parties.

(f)
TDFS will determine, and modify from time to time, in its reasonable discretion, the credit criteria to be used to evaluate Applications and manage Credit Card Accounts, including the criteria to (A) evaluate Applications; (B) establish credit lines; (C) increase or reduce credit lines; (D) authorize transactions; (E) terminate or suspend Credit Card Accounts; and (F) establish risk tiers. For sake of clarity, TDFS does not make any representation on the level of approval rates.

(g)
TDFS will establish, and may modify from time to time, in its reasonable discretion, the ordinary finance charge rates and other terms and conditions upon which credit will be extended to Cardholders, including application or promotion fees, default rates, late fees, NSF (not sufficient funds) fees, and other fees and charges as permitted by Applicable Laws. Prior to notifying Cardholders or imposing any of the hereinabove mentioned modifications or additions, TDFS will review same with Merchant. TDFS confirms that the standard terms and conditions that will be imposed at the commencement of the Program will be comparable to the standard terms and conditions that are being imposed on the programs administered by TDFS to competitors of the Merchant. TDFS will take commercially reasonable actions necessary or appropriate to assure that all aspects of the Program, including application forms, change in terms notices, Card Agreements, billing statements and servicing and collection procedures, are in material compliance with all Applicable Laws. TDFS acknowledges that nothing in this Agreement shall restrict Merchant’s right to charge fees directly to and receive such fees from Cardholders, and that no percentage thereof or fee in respect thereof shall be paid to TDFS. Notwithstanding the foregoing, unless Merchant obtains prior consent from TDFS in writing, Merchant may not charge any fees that, in aggregate for any Cardholder and for any transaction, exceed (i) $7.00 for credit-based promotions of less than six months in duration; and (ii) $40.00 for credit-based promotions of six months or longer in duration.

(h)
TDFS will provide Merchant with reports reflecting the number of applications, new account and balance volumes, sales by promotional plan, aggregate open-to-buy as well as any additional reports reasonably requested by Merchant as long as the data is readily available in an automated format and there is nothing requested that is either proprietary to TDFS or in violation of Privacy Laws. A list of the reports to be generally made available to the Merchant is attached as Schedule 1(h). TDFS will provide certain reports on a daily basis including those reports required for settlement purposes and the reconciliation of the settlement amount.

(i)
TDFS will provide for the inclusion of up to three (3) statement inserts per month provided by the Merchant, provided that (i) TDFS receives such inserts ten (10) Business Days before statement production, and (ii) TDFS approves the content of such statements in its reasonable discretion. In the event that the statement insert causes the weight of the statement mailing to exceed one (1) ounce, Merchant will be responsible for payment of all excess postage. Merchant acknowledges that all production and other costs associated with said inserts are its sole responsibility.

(j)
TDFS will provide for the inclusion of up to two (2) statement messages per month provided by the Merchant, provided that (i) TDFS receives such draft messages ten (10) Business Days before statement production, (ii) TDFS approves the content of such statements in its reasonable discretion, and (iii) there is sufficient space for the messages on the statement. Merchant acknowledges that any message related to delinquency, required by Applicable Law, or reasonably required for compliance reasons will have precedence over Merchant’s statement messages. Nothing in Section 1(i) or 1(j) will require TDFS to send a statement to a Cardholder who would not otherwise receive one for the applicable month.

(k)
TDFS shall appoint a Program relationship manager who shall serve as Merchant’s principal point of contact on Program-related issues and shall lead TDFS’s team in executing its obligations hereunder. Such Program relationship manager may be changed by TDFS on three (3) Business Days’ prior notice.

(l)
Notwithstanding Section 20(a) of this Agreement, TDFS shall, directly or through an affiliate, maintain a disaster recovery plan and have in place back-up systems, equipment, facilities and trained Personnel to implement such disaster recovery plan so as to service the Program continuously through a disaster.

(m)
TDFS shall give the Program no less priority in its recovery efforts than is given to any other TDFS credit card program. Upon request, TDFS shall provide Merchant access to review the parts of TDFS's disaster plan that (i) are not confidential; and (ii) do not contain personal information. TDFS shall test such plan in a manner consistent with its practices as of the Effective Date.

(n)	TDFS will maintain acceptable industry standards with respect to the timely handling of Cardholder inquiries.

(o)
An application decision through an automated process will be provided within one (1) minute of transmission except where information provided by the applicant cannot be verified, thereby extending the amount of time required to provide a decision.

(p)
A sale authorization request via a system to system connection will be provided within acceptable industry standards unless a Cardholder or other authorized user of the Credit Card Account exceeds the credit limit for the Credit Card Account, requiring a manual review of the Credit Card Account, extending the amount of time required to provide a decision.

(q)
The system uptime for the Program will be no less than ninety-nine percent (99%) during hours of operation. System downtime procedures will be maintained by TDFS to assure Application and authorization processing continues in the event of an outage.

(r)	TDFS shall support English, Spanish and French in its call centers and Program documentation where necessary and appropriate.

(s)	Merchant shall prepare training programs; provided that the form and content of such programs will be subject to the approval of TDFS.

(t)	As of the Effective Date, the hours of operation for TDFS’s departments are as follows:

Customer Service 9 AM to 9 PM Eastern Time Monday through Friday; 9 AM to 5 PM Eastern Time Saturday. There are automated, toll-free customer service options available to Cardholders twenty-four hours a day, seven days a week.

Credit 8 AM to 12:30 AM Eastern Time Monday through Saturday; 8 AM to 10 PM Eastern Time Sunday. Instant credit applications can be processed in an automated manner twenty-four hours a day, seven days a week.

Merchant Services 8:30 AM to 7 PM Eastern time Monday through Friday; 9 AM to 4 PM Eastern Time Saturday.

The above hours of operation are subject to change at the reasonable discretion of TDFS with reasonable prior notice of such change provided to Merchant. TDFS shall consider a request from Merchant for flexibility in the hours of operation and staffing levels especially in support of Merchant’s promotional events for holidays.

(u)
Merchant may undertake one (1) operational site visit of the operations and facilities of TDFS related to the operation of the Program throughout each year, the timing of each such visit to be mutually agreed to by the parties; provided that Merchant will only be able to observe operations that are relevant to the Program.

(v)	TDFS shall ensure that all Cards may be used interchangeably at any Merchant store location in Canada regardless of the brand name appearing on the Card.

(w)	TDFS shall use commercially reasonable efforts, without any obligation on the part of TDFS, to give Merchant prior written notice, accompanied by reasonable details, of any proposed Material Change.

(x)	With respect to any Personal Information related to customers of Merchant who are not Cardholders or Applicants, TDFS shall comply with Merchant's privacy promise to its customers.

(y)	TDFS shall use commercially reasonable efforts to notify Merchant in advance of any material change to the Merchant Procedures that would have an impact upon Merchant.

2.	Merchant’s Obligations.

(a)
Merchant will honour the Card at all of its store locations in Canada and, if applicable, via the internet, and will actively promote the Program to its Canadian customers, including by placing signage and application holders in all Canadian store locations, and soliciting its customers resident in Canada to apply for a Credit Card Account.

(b)
Merchant will ensure that all advertising it conducts that refers to the Program is previously reviewed and approved by TDFS (which approval shall not be unreasonably withheld or delayed) to ensure completeness, and accuracy, and compliance with Applicable Law and this Agreement. TDFS will use commercially reasonable efforts to deliver its response to Merchant to any review requests within three (3) Business Days of TDFS’s receipt of such request.

(c)
Merchant will only use documents, forms, signage, and other Program materials in connection with the Program that were provided to Merchant, or approved in writing, by TDFS (and only the latest version of such documents). Merchant will refrain from modifying any such approved documents or forms without TDFS’s prior written consent (not to be unreasonably withheld or delayed).

(d)	Merchant will cooperate in the resolution of any Cardholder disputes, and fully respond within twenty (20) days to any dispute forwarded to Merchant from TDFS.

(e)	Merchant will forward to TDFS promptly upon receipt, a copy of any communication relating to a Credit Card Account received from any person or entity.

(f)
Merchant will maintain for a period of six (6) years, or such other shorter or longer period required under Applicable Law as interpreted by TDFS, electronic files and paper, or means sufficient to recreate a legally equivalent reproduction thereof, Sales Slips containing details of all sales transactions under Credit Card Accounts and transmitted to TDFS electronically. TDFS understands that Merchant typically retains Sales Slips for a period of one year from the date of the transaction and then sends same for retention at the facility of a third party for an additional seven (7) years. Regardless of where the Sales Slips are stored, Merchant agrees that Sales Slips or a legally equivalent reproduction thereof will be retrievable to provide to TDFS upon request. Merchant agrees to permit a representative of TDFS to audit such records of Sales Slips during business hours and at such time as will be mutually convenient for all parties but not more than once per each consecutive three (3) month period (unless a more frequent review is required due to special circumstances). Merchant further agrees, either as a result of a request made by TDFS or a request directly made by the holder of a Credit Card Account, that Merchant will provide such information regarding prior sales as may be required in order to comply with the Applicable Law, and that TDFS may, at any time and its reasonable discretion, require that Merchant submit hard copies of all Sales Slips and other sales documents to TDFS in addition to electronic transmission.

(g)
Merchant consents to TDFS Personnel monitoring and/or recording telephone conversations between Merchant (including any Personnel at any store location) and TDFS Personnel in order for TDFS to evaluate the quality of TDFS’s services and Merchant will advise its Personnel of such monitoring or recording. TDFS agrees to review a sample of calls from Cardholders and Merchant Personnel at any store location at the times and in the manner agreed between the parties.

(h)
Unless required under Applicable Law, Merchant will not (i) close more than ten percent (10%) of the store locations in Canada on a net annual basis; or (ii) except in connection with an assignment permitted hereunder, enter into an agreement to sell all or substantially all of its assets. Failure to comply with any obligation in the first sentence of this Section will be considered a material breach of this Agreement. In addition, Merchant will use commercially reasonable efforts, without any obligation on the part of Merchant, to give TDFS prior written notice, of the closure of any store.

(i)
Merchant will transmit, through a secure method prescribed by TDFS from time to time, only executed and completed Applications and all other credit information required by TDFS under the Merchant Procedures at Merchant’s expense. Any decision to approve or reject any Application or an Applicant and the terms thereof will be at the reasonable discretion of TDFS on each occasion.

(j)
Merchant shall appoint a Program relationship manager who shall serve as TDFS’s principal point of contact on Program-related issues and shall lead the Merchant’s team in executing its obligations hereunder. Such Program relationship manager may be changed by Merchant on three (3) Business Days’ prior notice.

Merchant’s Program relationship manager and TDFS’s Program relationship manager will establish agreed-upon protocols to coordinate on Program matters such as the credit marketing plan, reviews of Program performance, and enhancements and other modifications of the Program.

(k)	Merchant shall encourage its Personnel to promote the Program and actively market the Program in concert with TDFS pursuant to the marketing options attached hereto as Schedule 2(k).

(l)
In the event that Merchant receives any payments on Credit Card Accounts, it will promptly forward such payments to TDFS in the form received (or by cheque covering multiple payments), or it will electronically advise TDFS of the receipt thereof in accordance with Merchant Procedures or as otherwise reasonably required by TDFS. If such notification of payments is transmitted electronically to TDFS, TDFS will deduct the total amount of said payments from monies owed to Merchant. In the event that the total amount of said payments exceeds monies owed to Merchant, then Merchant will make payment to TDFS within five (5) Business Days after notification of the balance of such monies. If a Cardholder’s payment cheque is made payable to the order of Merchant, Merchant acknowledges that it holds such funds in trust solely for the benefit of TDFS. Merchant assumes all risk of loss of said funds while in Merchant’s possession and in transit to TDFS. In the event that Merchant fails to pay such amount to TDFS, then without limiting its other rights or remedies, TDFS may at its discretion exercise any and all rights of set-off provided for herein. Merchant agrees that it will not accept or process cash payments in excess of five thousand dollars ($5,000.00) for any one individual Credit Card Account in a twenty-four (24) hour period. Should such a situation arise, Merchant will contact TDFS for authorization to accept a cash payment(s) in excess of five thousand dollars ($5,000.00).

3.	Processing Fee.

(a)
During the Term of this Agreement, TDFS agrees to advance funds to Cardholders in accordance with the terms of this Agreement, the terms of the applicable Card Agreements, and the applicable credit limits to finance the purchase of goods and services from Merchant, provided such purchases are evidenced by Sales Slips processed by Merchant in accordance with procedures established or to be established by TDFS and provided to Merchant from time to time. Subject to Section 4, TDFS will fund to Merchant an amount equal to the face amount of the Sales Slip, minus a fee based on the promotion type as listed in Schedule 3 (“Processing Fee”).

(b)
TDFS and Merchant will agree in writing to any promotion types and applicable Processing Fees to be added to those set forth in Schedule 3 before any such other promotions are offered to customers. The choice of which promotion(s) to offer to an individual customer will be at the option of Merchant, provided that TDFS reserves the right, in its reasonable discretion, to terminate any promotion, or make changes to any terms of a promotion, with ninety (90) days’ prior notice to Merchant (which notice may be provided by email or fax) in respect of promotions existing on the Effective Date and in respect of promotions after the Effective Date agreed upon by Merchant and TDFS and with thirty (30) days’ prior notice to Merchant (which notice may be provided by e-mail or fax) for all other promotions, unless a shorter notice period is required to comply with Applicable Law.

(c)
Periodic Adjustment. At the end of each calendar quarter, TDFS may evaluate the performance of the Program, including credit losses, the cost of funds, and overall Program profitability, and after discussion of the evaluation with Merchant, if there is an issue for which a mutually acceptable solution cannot be reached, then in that event TDFS may terminate or modify one or more of the applicable promotions or other Program features, or adjust one or more of the Processing Fee percentages, and this Agreement, where required, will be deemed amended accordingly. In the event that there is a termination, modification to a promotion(s) or other Program feature(s) or other adjustment(s) to Processing Fee percentages, TDFS shall provide Merchant with thirty (30) days notice prior to implementing said termination(s), modification(s) or adjustment(s). TDFS agrees that it will not terminate or modify promotions or other Program features or adjust the Processing Fee percentages at any time during the first Program Year, and in subsequent Program Years will not terminate or modify promotions or Program features (but may adjust Processing Fee percentages) between the dates of October 1 and the last calendar day in February.

4.	Settlement; Reserve Account; Payments; Set-Off and Recoupment

(a)
Settlement. Merchant will promptly, but no more than three (3) days after a transaction, transmit to TDFS a sales settlement report according to procedures provided by TDFS from time to time. Following TDFS’s receipt of the properly prepared sales settlement report, provided that Merchant is not in default under this Agreement, TDFS will deposit to Merchant’s designated bank account via wire transfer or electronic funds transfer, at the sole option of Merchant, the total amount represented by the Sales Slips minus the total of (i) any Processing Fees; (ii) any Chargebacks; (iii) any credits transmitted by Merchant; (iv) any payments accepted in stores; and (v) any other amounts owed by Merchant to TDFS or its affiliates. Any deposit made pursuant to this Section 4(a) will be made the next Business Day after the receipt of a properly prepared sales settlement report so long as TDFS receives the sales settlement report by 3:00 p.m. Eastern Time. Otherwise any deposit required by this Section 4(a) will be made two (2) Business Days after TDFS receives a properly prepared sales settlement report. In the event that Merchant owes TDFS more than TDFS owes Merchant on any given Business Day, Merchant will pay TDFS the difference immediately via an ACH debit initiated by TDFS. Merchant hereby authorizes TDFS to initiate credits and debits to Merchant’s designated bank account for any amounts due or owed under this Agreement. TDFS will provide appropriate supporting documentation and reporting to allow Merchant to reconcile the settlement amount to the Sales Slips submitted to TDFS.

(b)
Reserve Account. TDFS will withhold settlement payments due Merchant to establish a non-interest bearing reserve account (“Reserve Account”), in the amount of three percent (3.00%) of the gross daily sales reported to TDFS by Merchant pursuant to the sales settlement report. This Reserve Account shall be reconciled to an amount equal to three percent (3.00%) of the outstanding Credit Card Account balances at the end of each Program Year less the equivalent in Canadian Dollars of the undrawn principal face amount of the Letter of Credit to be provided pursuant to Section 4(c). If the amount of the Reserve Account is reduced under this Section 4(b), TDFS will pay to Merchant the excess amount within three (3) Business Days. If the amount in the Reserve Account is increased pursuant to this Section 4(b), TDFS may withhold additional settlement payments otherwise due Merchant to make up the shortfall unless Merchant sends the additional funds to TDFS within three (3) days after TDFS informs Merchant of the shortfall in the Reserve Account. In addition, TDFS may increase the amount in the Reserve Account, in an amount reasonably determined by TDFS, if (i) TDFS determines that Merchant’s financial condition has deteriorated, (ii) Merchant breaches this Agreement, (iii) TDFS determines that the financing of Extended Warranties has created the increased risk of losses, or (iv) there is a significant increase in the volume of disputes or Chargebacks. TDFS will be the sole owner of the Reserve Account and may debit the Reserve Account for any amount owed to TDFS by Merchant to the extent that Merchant has not paid such amount within five (5) Business Days of notice. TDFS will, however, pay Merchant any remaining amounts in the Reserve Account within six (6) months from the end of the promotional period of the longest outstanding promotion existing at the date of termination. Notwithstanding the foregoing, TDFS shall lower the amount in the Reserve Account, in an amount reasonably determined by TDFS, if (i) TDFS determines that Merchant’s financial condition has materially improved, and (ii) the volume of disputes or Chargebacks is below the standard volumes experienced by TDFS or any affiliate.

(c)	Letter of Credit.

(i)
Within ten (10) Business Days after the Effective Date, Merchant shall deliver to TDFS an Eligible Letter of Credit in the amount of five hundred thousand US Dollars (US$500,000) (the “Letter of Credit Amount”). If, at any time, an event occurs that would cause any Letter of Credit previously delivered to TDFS to cease to be an Eligible Letter of Credit or no longer be in an amount equal to or greater than the Letter of Credit Amount, within ten (10) Business Days of the earlier of (i) the date on which Merchant learns of the occurrence of such event; or (ii) the date on which Merchant receives notice thereof from TDFS, Merchant will cause a substitute Eligible Letter of Credit to be issued and delivered to TDFS in a face amount equal to or greater than the Letter of Credit Amount. Within the earlier of (a) fourteen (14) days of notice from the issuer of the then outstanding Letter of Credit that the same will not be renewed; and (b) thirty (30) days prior to the expiration of each Letter of Credit provided to TDFS, Merchant will cause a substitute Eligible Letter of Credit to be issued and delivered to TDFS in a face amount equal to or greater than the Letter of Credit Amount and in such case TDFS shall deliver the expiring Letter of Credit to Merchant. Any amounts drawn under a Letter of Credit hereunder in excess of the amounts due TDFS hereunder will be held by TDFS in a non-interest bearing account on TDFS’s books (the “Collateral Account”) and shall secure Merchant’s full and prompt payment of all further amounts due hereunder. If Merchant fails to pay any amounts hereunder when due and such amount has not been paid or satisfied within five (5) Business Days of notice by TDFS to Merchant, TDFS may immediately, and without further notice to Merchant, further draw on the Letter of Credit or, if applicable, debit any such unpaid amount from any amounts then remaining in the Collateral Account and apply the equivalent in Canadian Dollars of such amount to the unpaid amounts. In addition, if Merchant fails to provide a substitute or replacement Eligible Letter of Credit as required by this Section 4(c) or if Merchant is in default under this Agreement and such default has not been remedied by Merchant within five (5) Business Days of notice by TDFS to Merchant, TDFS may draw on the full amount available under the Letter of Credit, apply the equivalent in Canadian Dollars to any amounts received in such drawing against Merchant’s outstanding unpaid obligations hereunder, and credit the Collateral Account with the amount equal to any remaining balance. TDFS’s security interest in the Collateral Account shall be in addition to any right of setoff or recoupment that TDFS may otherwise have under this Agreement or Applicable Law.

(ii)
Subject only to any unsatisfied setoff rights TDFS may have against the Letter of Credit or the Collateral Account, TDFS will return the Letter of Credit or any unapplied amounts in the Collateral Account to Merchant within six (6) months from the end of the promotional period of the longest outstanding promotion existing at the date of termination.

(iii)	For the purposes of this Agreement, the following terms shall have the following meanings:

“Eligible Letter of Credit” means a standby irrevocable Letter of Credit in form reasonably acceptable to TDFS, satisfying the following conditions:

(A)	the Letter of Credit will not expire earlier than the first anniversary of the date of its issuance or the date of any renewal thereof;

(B)
the Letter of Credit is issued or confirmed by a financial institution reasonably acceptable to TDFS which is chartered under the laws of the United States and maintains offices located in the continental United States (TDFS acknowledges that Bank of America, N.A. is acceptable for the initial Letter of Credit);

(C)	the Letter of Credit expressly permits multiple draws;

(D)	the Letter of Credit is assignable and transferable to a permitted assign of TDFS hereunder; and

(E)
payment under the Letter of Credit will be made by wire, or at the election of TDFS, at the issuing or confirming bank’s counters at one or more offices located in the continental United States, upon presentation of a draft with an accompanying certificate from any officer of the Letter of Credit beneficiary, which may be presented by facsimile transmission or overnight courier, stating that:

(1)
the outstanding Letter of Credit is expiring in less than thirty (30) days and Merchant has failed to provide a substitute Eligible Letter of Credit in accordance with Section 4(c) of this Agreement and that the amount of the draft is less than or equal to the full undrawn amount of the Letter of Credit, or

(2)
Merchant has failed to pay any amounts due under this Agreement and such amount has not been paid or satisfied within five (5) Business Days of notice by TDFS to Merchant and that the amount of the draft is equal to or less than the past due amounts, or

(3)
Merchant is in default under this Agreement and such default has not been remedied by Merchant within five (5) Business Days of notice by TDFS to Merchant or Merchant has filed for bankruptcy protection under (or has had an involuntary petition filed against it which petition has not been stayed or vacated after sixty (60) days of filing) and that the amount of the draft is less than or equal to the full undrawn amount of the Letter of Credit.

“Letter of Credit” means each letter of credit provided by Merchant to TDFS in support of Merchant’s obligations under this Agreement, as the same may be amended from time to time.

(iv)	This Section 4(c) will survive termination or expiration of this Agreement.

(d)
Monthly Billing Statements. In connection with the Program, and as required by Applicable Law and in accordance with the Card Agreement, TDFS will send monthly billing statements to the Cardholders, which statements will contain an envelope to enclose payment addressed to TDFS’s lockbox.

(e)
Endorsement. Merchant irrevocably constitutes and appoints TDFS as authorized signatory for the limited purpose to endorse the name of Merchant on any payments received by TDFS on Credit Card Accounts. In the event that there are filings on Merchant’s behalf of any forms and documents required by any security registration office to effect such endorsement, Merchant agrees that it will sign said forms and documents on a timely basis, or will instead allow TDFS to sign said forms and documents on its behalf.

(f)
Set-off and Recoupment. Merchant hereby grants to TDFS the right of set-off and recoupment to the fullest extent allowed by Applicable Law. The parties acknowledge that settlement for Sales Slips and Chargebacks arise out of a single integrated transaction. TDFS may apply any monies due and owing to Merchant, or in its possession belonging to Merchant, against monies which become due and owing to TDFS by Merchant pursuant to any of the provisions of this Agreement.

5.	Representations and Warranties and Covenants.

5.1	Representations and Warranties of the Parties.

Each party hereby represents and warrants to the other that, as of the Effective Date:

(a)
such party is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization and has the corporate capacity, power and authority to own, lease and operate its assets and property and conduct its business as now conducted;

(b)
such party has all requisite corporate capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement in accordance with its terms;

(c)
such party has taken all necessary action to duly authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(d)	The execution and delivery of this Agreement and the performance of such party’s obligations hereunder will not result in:

(i)	a violation of its articles of incorporation or charter,

(ii)
a breach of, or a default under, any term, provision of any contract, agreement, indebtedness, lease, commitment, franchise, license, permit or authorization to which it is a party or by which its assets are bound, which breach or default would have a material adverse effect on its business or financial condition or its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, or

(iii)
a violation by it of any Applicable Law which violation would have a material adverse effect on its business or financial condition or its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby;

(e)
No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by it in connection with the execution, delivery and the performance of its obligations hereunder, except for such consents, approvals, authorizations, filings and registrations as have been obtained or made prior to the Effective Date;

(f)
There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labour dispute, arbitral action or investigation pending, or to its knowledge threatened, against or relating to:

(i)	it which has a reasonable possibility of an adverse determination and which, if adversely determined, would be likely to have a material adverse effect on it, or

(ii)	this Agreement, or the transactions contemplated hereby; and

(g)
It has not employed and is not subject to any valid claim of any broker, finder, consultant (other than legal counsel) or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

5.2	Merchant’s Representations, Warranties and Covenants.

Merchant represents, warrants, and covenants on an ongoing basis from the Effective Date of this Agreement through the end of the Term, other than in respect of subparagraph (a) below which is represented solely on the Effective Date:

(a)	It is wholly-owned, directly or indirectly, by Zale Corporation;

(b)
To the best of its knowledge, all sales financed by TDFS in connection with the Program are true sales to consumers, intended for personal, family, or household purposes, of deliverable and merchantable goods or of services actually performed and provided by Merchant, including shipping and handling charges, applicable Taxes and other fees imposed by Merchant, and that, other than as such may be dealt with or resolved pursuant to the provisions of this Agreement in respect of Chargebacks, there are no defenses, credits, set-offs, deductions or counterclaims that are assertable against the same, by customers or third parties and that Merchant, immediately prior to such sale, owned such goods and, subsequent to such sale, owns the proceeds thereof, free and clear of any liens and that the related Sales Slips are genuine, valid and subsisting and are free and clear of all liens and encumbrances;

(c)
Subject to all other requirements set forth under this Agreement, Merchant will comply with Applicable Laws and its own internal policies regarding security, anti-money laundering, privacy and protection of Personal Information;

(d)
Notwithstanding the foregoing, Merchant shall comply with TDFS’s policies regarding security, anti-money laundering, privacy and protection of Personal Information to the extent applicable to a Credit Card Account or Cardholder and any Credit Card Account documentation, as requested by TDFS, where such compliance is, in TDFS’s opinion, required by Applicable Law;

(e)
Merchant will (i) obtain two (2) pieces of acceptable and valid identification documents as set forth in the Acceptable Identification Documentation list provided by TDFS and attached hereto as Schedule 5.2(e), as amended from time to time, and any other requirements that TDFS may impose with regard to consumer protection, anti-money laundering, personal information protection or financial Applicable Laws when processing an application with TDFS; (ii) accurately record the type and required information from said acceptable and valid identification; (iii) not process an Application where such identification appears to be fraudulent or has expired; and (iv) review and compare the photographs and signatures that appear on such acceptable and valid identification to ensure that they are similar in appearance to the applicant’s appearance and applicant’s signature on the application;

(f)
Merchant will properly process all promotional transactions and will correct any of its mistakes at its sole expense. TDFS reserves the right to charge an additional processing fee in the case of promotional plan errors. For greater clarity, if there is an error in a promotional plan that is processed, Merchant shall be responsible for any differential in Processing Fees between the incorrect promotional plan and the correct promotional plan. Additionally, if there is an error in a file(s) transmitted to TDFS that results in errors to a significant number of Credit Card Accounts, any expenses incurred by TDFS for the manual or systematic resolution of said error will be at the sole expense of Merchant;

(g)
Merchant will store all completed customer Applications, both approved and declined, in a secure location until such time as the Applications are forwarded to TDFS, said forwarding to take place at least once per month;

(h)
There is no fact known to Merchant that it has not promptly disclosed to TDFS that could materially and adversely affect its financial condition, business, or property to the extent that such would reasonably be expected to have a material adverse impact upon Merchant’s performance hereunder or the Program;

(i)
Merchant will not extract any special agreement, condition or security from Cardholders in connection with their application for, or use of, a Credit Card, unless approved in advance by TDFS in writing (other than fees that may be charged to Cardholder by Merchant, if not prohibited by Applicable Laws, for the use of promotional purchase plans established or consistent with the practices of Merchant on the Effective Date);

(j)	Merchant will have at all times, while this Agreement is in effect, sufficient and compliant policies and procedures to ensure compliance with its obligations under this Agreement;

(k)
All factual information furnished by Merchant to TDFS in writing at any time pursuant to any requirement of, or furnished in response to any written request of TDFS under this Agreement or any transaction contemplated hereby will be true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified;

(l)
Neither execution of this Agreement nor the consummation of the transactions contemplated hereby nor performance of its obligations hereunder will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any material order, Applicable Law, contract, instrument or commitment to which Merchant is a party or by which it is bound, (ii) violate the articles of incorporation or bylaws or any other equivalent organizational document of Merchant, (iii) require any consent, approval, authorization or filing under any material Applicable Law, judgment, order, writ, decree, permit, license or agreement to which Merchant is a party or by which it is bound or to which it is subject, or (iv) require the consent or approval of any other party to any material contract to which Merchant is a party; and

(m)
the execution of this Agreement and performance of its obligations hereunder does not and will not violate any other agreement Merchant has with a financial institution to provide a similar credit card program.

5.3	TDFS Representations, Warranties and Covenants.

TDFS represents, warrants, and covenants on an ongoing basis from the date of this Agreement through the end of the Term other than in respect of subparagraph (a) below which is represented solely on the Effective Date:

(a)	It is wholly-owned, directly or indirectly, by The Toronto-Dominion Bank;

(b)
TDFS is licensed (or chartered) and qualified in all jurisdictions as necessary to service the Credit Card Accounts in accordance with all Applicable Laws and to perform all obligations contemplated hereunder;

(c)
Subject to all other requirements set forth under this Agreement, TDFS will comply with Applicable Laws and its own internal policies regarding consumer protection, security, anti money laundering, privacy and protection of Personal Information;

(d)
There is no fact known to TDFS that it has not promptly disclosed to Merchant that could materially and adversely affect its financial condition, business or property to the extent that such would reasonably be expected to have a material adverse impact upon TDFS's performance hereunder or the Program;

(e)
TDFS will have at all times, while this Agreement is in effect, sufficient and compliant policies and procedures to ensure compliance with its obligations under this Agreement and the Applicable Laws relating to the Program regarding consumer protection, security, anti money laundering and privacy and protection of Personal Information;

(f)
All factual information furnished by TDFS to Merchant in writing at any time pursuant to any requirement of, or furnished in response to any written request of Merchant under this Agreement or any transaction contemplated hereby will be true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified;

(g)
Neither the execution of this Agreement nor consummation of the transactions contemplated hereby nor performance of its obligations hereunder will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any material order, Applicable Law, contract, instrument or commitment to which TDFS is a party or by which it is bound, (ii) violate the articles of incorporation or by laws or any other equivalent organizational document of TDFS, (iii) require any consent, approval, authorization or filing under any material Applicable Law, judgment, order, writ, decree, permit, license or agreement to which TDFS is a party or by which it is bound or to which it is subject, or (iv) require the consent or approval of any other party to any material contract to which TDFS is a party; and

(h)	The execution of this Agreement and performance of its obligations hereunder does not and will not violate any other agreement TDFS or any affiliate has in respect of a credit card program.

5.4	Compliance with Applicable Laws; Good Faith.

Each party will perform its obligations under this Agreement in conformity with all Applicable Laws and no party shall be required to perform any obligation if such party reasonably believes that such performance would not conform with Applicable Law; provided that the parties will work in good faith to agree on an equivalent obligation(s) to replace the obligation(s) deemed to be contrary to Applicable Law. If a party so decides not to perform hereunder, it will use commercially reasonable efforts to provide advance notice to the other party with reasonable detail of its reasons for non-performance.

Each party will perform its obligations and exercise its rights under this Agreement in good faith and in a reasonable manner. Thus, unless specifically stated otherwise, the right of either party to approve or to consent or to exercise discretion with regards to any matter shall be exercised in a reasonable manner and shall not be unreasonably withheld or delayed. The obligation to act in good faith and in a reasonable manner shall apply regardless of whether or not such obligation is expressly set forth in any provision of this Agreement but shall not be interpreted to diminish or increase an obligation specifically stated to be on a commercially reasonable basis.

6.	Chargeback Rights.

TDFS agrees that it will bear any and all credit losses sustained on Credit Card Accounts, except that TDFS may chargeback to Merchant any transaction that TDFS reasonably deems to be the result of unresolved customer disputes, improper sales floor procedures, or a breach of Merchant’s representations and warranties under this Agreement (“Chargeback”), including when one or more of the following occur:

(a)	The Cardholder disputes the charge and TDFS determines that the Cardholder’s dispute is valid after providing Merchant an opportunity to respond to the dispute;

(b)
The Cardholder refuses to pay for a charge because the Cardholder is not satisfied with goods or services purchased from Merchant, including when the Cardholder asserts that obligations under an Extended Warranty have not been satisfied; provided any such dispute described in this Section 6(b) must constitute a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of TDFS, after providing Merchant an opportunity to respond to the dispute;

(c)
The Cardholder disputes the execution of the Sales Slip, or the sale, delivery, quality, or performance of the goods or services provided such dispute constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of TDFS, after providing Merchant an opportunity to respond to the dispute;

(d)
The Cardholder asserts that he or she did not authorize the transaction represented by the Sales Slip or did not authorize the transaction in the amount shown on the Sales Slip and Merchant and TDFS are unable to validate the transaction Slip and Merchant and TDFS are unable to validate the transaction; for purposes of clarification, in instances where less than the full amount of the transaction is in dispute, TDFS shall chargeback only the amount that is in dispute;

(e)	For a sale at Merchant’s location, any disputed or fraudulent charge when the Merchant did not follow the card not present procedures;

(f)	The Sales Slip or Application is not received, or is not completed to TDFS’s reasonable satisfaction as required by set policy;

(g)	The Sales Slip is a duplicate of a transaction previously paid;

(h)
The price of the goods or services shown on the Sales Slip differs from the amount shown on the receipt delivered to the Cardholder at the time of the transaction; for purposes of clarification, in instances where less than the full amount of the transaction is in dispute, TDFS shall chargeback only the amount that is in dispute;

(i)
Merchant did not obtain authorization from TDFS for the transaction represented by the Sales Slip and the Cardholder becomes more that ninety (90) days late on any payments due under the applicable Credit Card Account; provided that TDFS will reimburse Merchant any amount it collects from a Cardholder on a transaction charged back to Merchant under this Section 6(i);

(j)
TDFS determines that Merchant has violated or not complied with any provision of this Agreement or any other written agreement between the parties, or any of TDFS’s procedures; the whole solely in connection with the Sales Slip or the transaction to which it relates;

(k)
TDFS determines that the Sales Slip is fraudulent or the related transaction involves fraudulent activities by Merchant’s employees, contractors, or agents. For greater clarity, if the Sales Slip is determined to be fraudulent, but the Merchant’s employee has followed all of the appropriate procedures in verifying the customer’s identity, then in those instances, the Merchant will not be liable for a chargeback;

(l)
A transaction represented by a Sales Slip is not a bona fide transaction in Merchant’s ordinary course of business or occurred in a liquidation, “going out of business” sale or similar event unless transactions during such sale or event has been approved by TDFS in its reasonable discretion;

(m)	A transaction represented by a Sales Slip does not fully comply with this Agreement, the Merchant Procedures or Applicable Law;

(n)
A transaction represented by a Sales Slip finances the purchase of (i) goods and inventory belonging to any liquidator or similar entity; or (ii) any goods that are delivered for sale in violation of any Applicable Laws pertaining to liquidation or “going out of business” sales;

(o)	The Sales Slip is submitted prior to acceptance of goods or services by the Cardholder and the Cardholder disputes the sale;

(p)	Goods are shipped or delivered to any third-party address or P.O. Box without TDFS’s prior written approval and the Cardholder disputes the sale;

(q)	Goods are shipped or delivered without requiring and securing a signed receipt from Customer and the Cardholder disputes the sale;

(r)
The Cardholder alleges (and TDFS determines reasonably that such allegation is valid) that a credit adjustment was requested within the parameters of Merchant’s documentable return policies and refused, or that a credit adjustment was issued by Merchant but TDFS did not receive the credit;

(s)
The Cardholder alleges (and TDFS determines reasonably that such allegation is valid) that the Merchant provided false or misleading information (including misrepresentation about credit promotions); or

(t)	The transaction was completed on the internet and was fraudulent.

In no event will TDFS have the right to process any Chargeback more than six (6) months after the end of the applicable promotional period for the underlying transaction. TDFS shall provide a report with sufficient detail on the total amount of Chargebacks, the reason for chargeback, the age and status of the chargeback. TDFS shall use commercially reasonable efforts to cooperate with Merchant’s efforts to minimize Chargebacks as well as those required to research Chargebacks where appropriate.

7.	Calculation of Chargebacks.

TDFS may determine at any time in its reasonable opinion that a transaction should be classified as a Chargeback if such transaction meets the criteria in Section 6 above. Upon receiving the Cardholder's dispute, TDFS will notify Merchant of the dispute and Merchant will have thirty 30 days from the receipt of such notification to provide TDFS with the requested supporting documentation or correspondence to refute the Cardholder's claim. If, after review of said supporting documentation it is determined by TDFS that a transaction is a Chargeback, TDFS may deduct from amounts owed to Merchant under Section 4, the amount of the Sales Slip related to the Chargeback, plus all added fees including, but not limited to, finance charges, late fees, if applicable, NSF fees, less any amounts received by TDFS on account of the transaction. If TDFS cannot obtain payment by setting off amounts owed pursuant to Section 4, Merchant will reimburse TDFS for amounts owed within two (2) Business Days.

Merchant will have the right to pursue and collect any amount from a Cardholder to the extent TDFS has processed a Chargeback to Merchant under this Section 7, and upon any such Chargeback being so processed, TDFS hereby automatically and without any further action assigns to Merchant all of TDFS’s right, title and interest in, to and under all such amounts which are the subject of a Chargeback hereunder.

8.	Returns.

Merchant will maintain fair and legally compliant return and exchange policies that clearly and conspicuously disclose any material restrictions or limitations to consumers. If Merchant accepts returns of products under a Credit Card Account, it will advise TDFS on the next sales settlement report, and in any event not later than three (3) days after the return, of granting of any such return. Thereupon, TDFS will credit the appropriate Credit Card Account for the charge imposed for such returned products. Pursuant to Section 4, TDFS may deduct the amount paid to Merchant for the purchases of such returned goods from other monies, if any, due Merchant. Processing Fees are assessed against gross Purchases (being the gross sale amount less any down payment); provided that no later than the last Business Day of the first Program Year, the parties will review and discuss in good faith the impact of returns on each of the parties and the Program with a view to considering abatements or reductions to Processing Fees in the case of returns.  In support of this review, Merchant will provide reports that track relevant data including in respect of return transactions. If TDFS cannot obtain payment by setting off amounts owed pursuant to Section 4, Merchant will reimburse TDFS for amounts owed within two (2) Business Days of demand therefor. Merchant acknowledges that it does not have the right to make any adjustments to Credit Card Accounts with respect to any fees or charges imposed by TDFS.

9.	Extended Warranties.

TDFS agrees that Merchant may finance extended warranties, service contracts, or similar arrangements (“Extended Warranties”) that are self-administered on Cards without the prior written consent of TDFS. However, in the event that Merchant elects to offer Extended Warranties provided by third parties, Merchant acknowledges that it may not finance such Extended Warranties on Cards without the prior written consent of TDFS. For sake of clarification, nothing in this section prohibits Merchant from offering any standard manufacturer’s warranty that is included with the purchase price of its products. In the event that TDFS consents to an Extended Warranty, Merchant will be responsible for ensuring that all aspects of the Extended Warranty comply with Applicable Law. In addition, TDFS will have the right to withdraw its approval, and prohibit the use of any Extended Warranty, if (A) the warranty obligations cease to be fully insured by a company acceptable to TDFS; (B) the financial condition of the entity insuring the obligations, or providing the services, deteriorates; or (C) TDFS reasonably determines that the continued financing of Extended Warranties presents an enhanced risk of losses. In addition to Extended Warranties, Merchant agrees not to finance any other future service or delivery obligation, on Cards without the prior written consent of TDFS. During the Term of this Agreement, and for a period of twenty-four (24) months after termination of this Agreement, Merchant agrees to cause an insurance company, that is reasonable acceptable to TDFS, to name TDFS as a third party beneficiary in a contractual liability insurance policy, in a form reasonably acceptable to TDFS, for no less than ten million US Dollars (US$10,000,000) of coverage. The contractual liability insurance policy must (i) provide TDFS, as a third party beneficiary, rights to enforce the policy; (ii) require the insurer to notify TDFS if Merchant has failed to renew the insurance policy at least 45 days before the expiration of the insurance policy and allow TDFS to pay for a renewal term of the policy before it expires, without any lapse in coverage. Merchant shall deliver to TDFS, within twenty-one (21) days after the Effective Date and at the end of each Program Year, a certificate of insurance on which TDFS is named as a third party beneficiary with respect to such insurance policy. TDFS acknowledges that Zale Indemnity Company and the contractual liability insurance policy as of the Effective Date of such insurance company are acceptable. TDFS may not require Merchant to use another insurance company unless (a) Zale Indemnity Company no longer provides coverage substantially equivalent to such insurance policy, or (b) Zale Indemnity Company fails to meet the capital reserves, or any other financial requirements, imposed by any jurisdiction in which it conducts business.

10.	Ownership of Accounts and Information.

It is understood that TDFS will be the owner of all Credit Card Accounts, and related receivables, and all Cardholder Information and, to the extent not prohibited by Applicable Law, retains a security interest in Cardholder’s Purchases as stated in the Card Agreement with TDFS. TDFS will classify Credit Card Accounts under the Program through a series of designated Credit Card Account numbers. Both (i) as a precaution, if TDFS’s ownership of Credit Card Accounts and related receivables is ever called into question, and (ii) to secure payment of and performance by Merchant of any indebtedness, liabilities or obligations arising under this Agreement, and any recharacterization of, any transactions contemplated under this Agreement, Merchant hereby grants to TDFS a first priority continuing security interest in any right, title or interest that Merchant may now have or may hereafter be deemed to have in the Credit Card Accounts and related receivables, in the Reserve Account and Collateral Account, and in any goods charged to Credit Card Accounts that have been returned to Merchant but for which Merchant has not properly submitted a credit and/or provided reimbursement to TDFS, and the proceeds of all of the foregoing.

11.	Restrictions on Competitor Financing.

Merchant will not during the Term, directly or indirectly, provide, arrange, accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to customers of Merchant, or any of its affiliates, resident in Canada, any credit or charge program that competes with the Program or uses the Merchant’s brand in the identification of such a program. TDFS agrees that Merchant may continue to offer universal online payment options including Bill Me Later and PayPal, however, should Merchant offer this Program as a financing option on its website, Merchant agrees to give the Program option the most prominent position and placement on its website. Nothing in this Section precludes Merchant’s ability to continue to accept any general-purpose credit or charge cards, such as American Express, Diners Club/en Route, Novus/Discover, MasterCard or VISA cards or debit cards, gift cards, stored value cards, electronic or digital cash cards. In addition, Merchant may offer a Secondary Program. As used in this Agreement, “Secondary Program” means any consumer credit program that is available to customers of Merchant who submitted properly completed applications for a Credit Card Account to, and were rejected by (or were not granted the amount of credit requested to make the contemplated initial purchase from Merchant so long as Merchant attempted to secure additional credit from TDFS by calling the telephone number specified in the Merchant Procedures), TDFS immediately preceding the customers’ application to the other credit program. Any Secondary Programs offered or promoted by Merchant may not be branded with Merchant’s logo.

Nothing contained in this Agreement shall prohibit Merchant from entering into discussions or agreements with a potential third party purchaser of the Credit Card Accounts prior to the end of the Term, so long as such agreements provide that activities thereunder shall not commence until following the termination of this Agreement and Merchant does not share any Confidential Information or Customer Personal Information with such third party purchaser. For purposes of this Section 11 and in support of Merchant’s discussions with potential third party purchaser’s of the Credit Card Accounts, so long as the third party purchaser has entered into a non-disclosure agreement with TDFS that contains terms that are at least as protective as the confidentiality and privacy terms of this Agreement, Merchant will be able to share Portfolio Data with such third party purchaser. TDFS agrees to employ commercially reasonable efforts to facilitate an external file scoring of the Credit Card Accounts (or a sample thereof) at Merchant’s or such potential third party purchaser’s expense.

To the extent that Merchant proposes to acquire or dispose of any retail business and a credit card program is used in such business, including the Program, the parties shall consider if and how such credit card program may be integrated with or excluded from the Program, in the case of an acquisition, or excluded from or continued with any credit card program of the purchaser, in the case of a disposition.

12.	Submission of Financial Statements.

Merchant will provide TDFS with copies of Zale Corporation’s annual financial statements and annual reports within one hundred-eighty (180) days after each fiscal year end. In addition, within sixty (60) days after each fiscal quarter, Merchant will provide TDFS copies of updated, unaudited financial statements. Information required to be delivered pursuant to this Section 12 shall be deemed to have been delivered to TDFS on the date that such information has been posted on Zale Corporation’s website on the internet or is available on the website of the Securities Exchange Commission.

13.	Term and Termination.

13.1	Term.

The initial term of this Agreement is five (5) Program Years. The parties will use commercially reasonable efforts to implement the Program on the Program Commencement Date. Thereafter, this Agreement will automatically renew for successive one (1) year periods, unless either party notifies the other in writing within two hundred forty (240) days prior to the beginning of a renewal term of its intent not to renew. The initial term and all successive terms are referred to in this Agreement together as the “Term”.

13.2	Termination.

This Agreement may be terminated during the Term:

(a)	by a party upon thirty (30) days’ prior written notice, if the other party materially breaches this Agreement and fails to cure such breach within such 30-day period;

(b)
by a party upon prior written notice to the other party, if any representation or warranty made by the other party is not true and correct in all material respects, provided that both (1) the party having made such representation or warranty fails to cure (if capable of being cured) the event giving rise to such breach within thirty (30) days after the other party has given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same will not constitute an event of termination if the party has initiated a cure within such time and the failure is completely cured within sixty (60) days from the date of written notice regarding such breach and (2) such failure will either have a material and adverse effect on the Program or materially diminishes the economic value of the Program to the non-defaulting party;

(c)
by a party upon written notice to the other party, if the performance by the other party of its obligations under this Agreement is prevented, delayed or materially impeded for a period of not less than 60 consecutive days by Force Majeure;

(d)
by a party upon ninety (90) days prior written notice in the event that the other party experiences a material adverse change in its operations or financial condition that would reasonably be expected to have a material adverse impact on the Program;

(e)	by a party upon prior written notice if the other party becomes insolvent or generally fails to pay its debts as they become due or ceases to do business as a going concern;

(f)	by a party upon prior written notice if the other party commits an Act of Insolvency;

(g)	by TDFS upon one hundred twenty (120) days’ prior notice if there is a change in Applicable Law that has a material adverse impact on the legality or economics of the Program;

(h)	by a party at any time during the one hundred eighty (180) day period following a Change of Control of the other party, upon ninety (90) days’ prior written notice by such first party; or

(i)
at any time during the ninety (90) day period following the end of a Program Year, by TDFS upon sixty (60) days’ prior written notice, in the event that annual sales processed on the Program are less than fifty million dollars ($50,000,000) in the immediately preceding Program Year.

Notwithstanding anything to the contrary in this Section 13.2, except upon the occurrence of any of the circumstances provided in Sections 13.2(a), (b), (c), (f), and (g) above as they relate to Merchant, TDFS shall not have any right to terminate this Agreement between the dates of October 1 and December 31, inclusive. For sake of clarity, TDFS may provide a notice of termination at any time it has the right to do so hereunder, and the preceding sentence will only cause a delay in the termination date (as opposed to prohibiting TDFS from sending the termination notice prior to or during the stated period).

14.	Rights Upon Termination.

(a)
Survival. Any term or provision of this Agreement which must survive termination of this Agreement in order to be effective shall so survive such termination, including Sections 2(d), 2(e), 2(f), 2(l), 4(b), 4(c), 4(e), 4(f), 6, 7, 9, 10, 14, 15 (but not any of the obligations imposed on TDFS with respect to Customer Personal Information other than under Sections 15(c), 15(d), 15(f), 15(p) and 15(q)), 17, 18, 19 (but only as contemplated by the terms of the section) and 20 of this Agreement.

(b)
Termination Fee. If TDFS terminates this Agreement within the first three (3) years of the Program Commencement Date as a result of breach by Merchant, Merchant will pay TDFS a termination fee of one million dollars ($1,000,000) if termination occurs in the first Program Year, a termination fee of six hundred sixty-six thousand six hundred and sixty-six dollars ($666,666) if termination occurs in the second Program Year, and a termination fee of three hundred thirty-three thousand three hundred and thirty-three dollars ($333,333) if termination occurs in the third Program Year. The parties agree that the termination fee represents a reasonable approximation of TDFS start-up costs for the Program and the ongoing administrative fees that will continue after such termination (and not a penalty and the parties agree that such amounts are reasonable in the circumstances). The termination fee will be due immediately upon termination.

(c)
Disposition of Credit Card Accounts and Purchase of Portfolio. Upon termination or expiration of this Agreement, TDFS may, among other things, convert Credit Card Accounts to general purpose credit programs maintained by TDFS or any of its affiliates, collect on Credit Card Accounts, and/or sell Credit Card Accounts. TDFS may use Merchant Marks to communicate with Cardholders during any wind-down or conversion of the Program following termination of this Agreement in connection with the administration, servicing, conversion, and collection of the Credit Card Accounts. In the event that the Program is terminated and Merchant does not exercise the portfolio purchase right of this Section, TDFS may convert Credit Card Accounts to other programs maintained by TDFS or any of its affiliates as soon as the portfolio purchase right expires. Upon termination or expiration of this Agreement, but in no event earlier than the end of the third Program Year, unless agreed to by TDFS, Merchant will have the option to purchase from TDFS or designate a third party to purchase the Credit Card Accounts and associated receivables at the then fair market value of the Credit Card Accounts; provided that in no event will the purchase price be less than the par value of the Credit Card Accounts and associated receivables (i.e., the amount of outstanding Credit Card Account balances) reduced for unamortized Processing Fees, as determined by TDFS in accordance with its then-current accounting practices. Not withstanding the foregoing, the following Credit Card Accounts will be excluded from any portfolio sale under this Section 14(c): any Credit Card Accounts which, to the best of TDFS’s knowledge at the time of the portfolio purchase sale, are (i) fraudulent Credit Card Accounts; (ii) Credit Card Accounts more than one hundred eighty (180) days delinquent, and (iii) Credit Card Accounts on which the Cardholder is insolvent, bankrupt, deceased or involved in litigation with TDFS on a matter related to the Credit Card Account. Purchaser and TDFS will act in good faith to establish the fair market value of the Credit Card Accounts and to implement an orderly transition plan. Said purchase is subject to the negotiation and completion of a mutually acceptable purchase and sale agreement between TDFS and the applicable purchaser each party acting reasonably. With respect to a termination of this Agreement at the completion of the Initial Term or any Renewal Term pursuant to Section 13.1 and in order to exercise this right of purchase in such circumstances, Merchant must provide TDFS with notice of its intent, or the intent of a third party, to purchase the Credit Card Accounts at least one hundred eighty (180) days prior to the date of the termination of this Agreement. If this Agreement is terminated pursuant to Section 13.2, Merchant must provide TDFS with notice, within thirty (30) days of the date of the notice of termination, of its intent, or the intent of a third party, to purchase the Credit Card Accounts. Notwithstanding anything to the contrary, TDFS will have no duty to sell any Credit Card Accounts to Merchant, or a third party purchaser designated by Merchant, if the purchase transaction is not completed within ninety (90) days after termination of this Agreement. From and after the termination of this Agreement, TDFS shall provide commercially reasonable and customary interim servicing for the Program until the Merchant or a third party purchaser can convert the purchased Credit Card Accounts to its system (but in no event, unless agreed to by TDFS, for more than twelve (12) months after the portfolio purchase closing). TDFS shall be reimbursed for its interim servicing costs, as well as any reasonable conversion costs, at an amount to be mutually determined by TDFS and purchaser, acting reasonably, and where TDFS and Merchant or the third party purchaser cannot agree to same, TDFS shall not be required to provide any such interim servicing.

(d)
Return or Destruction of Confidential Information. Upon termination of this Agreement, each party will return or destroy the Confidential Information of the other party in its possession; provided, however, that each party will be entitled to retain any Confidential Information of the other as required only by Applicable Laws and subject to such Confidential Information continuing to be treated as Confidential Information by the party retaining same.

15.	Confidential Information and Collection of Personal Information.

(a)
The Receiving Party will at all times, both during the Term and thereafter, keep and hold all Confidential Information of the Disclosing Party in the strictest confidence, and will not use or disclose such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the Receiving Party’s prior consent. Without limiting the foregoing, the Receiving Party will take reasonable measures, using the same care taken by such party to safeguard its own confidential and proprietary information (but in no event less than reasonable care), to prevent unauthorized disclosure by its representatives and contractors of any Confidential Information.

(b)
Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information: (i) to the Receiving Party’s Personnel or independent contractors solely on a “need to know” basis and only to the extent necessary or reasonably appropriate to permit the Receiving Party to exercise its rights or perform its obligations under this Agreement, provided that the applicable independent contractor has signed a written confidentiality agreement containing, and the applicable Personnel is bound by, confidentiality obligations that are at least as stringent as the confidentiality obligations set out in this Section 15; or (ii) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by Applicable Law (provided that the Receiving Party gives the Disclosing Party an opportunity to oppose the disclosure or to seek a protective order protecting such Confidential Information prior to any such disclosure, and provided that such disclosure complies with the terms of any such protective order obtained); or (iii) as necessary to its bankers, financiers and prospective purchasers, subject to confidentiality obligations that are at least as stringent as the confidentiality obligations set out in this Section 15.

(c)
Each party will collect, use, store, deliver, transmit, disclose, dispose of and otherwise handle Customer Personal Information in compliance with all Privacy Laws. Each party will cooperate and comply with any requests or instructions concerning Privacy Laws issued by any privacy or data protection authority including the Office of the Privacy Commissioner of Canada.

(d)
Each party will ensure that, when collecting, using, storing, delivering, transferring, transmitting (electronically or otherwise), disclosing, disposing or otherwise handling Customer Personal Information, it has taken all steps which can reasonably be expected to be taken to protect Customer Personal Information from loss, theft or unauthorized access, copying, modification, use or disclosure, including to using technology, physical protection measures, processes and standards of practice that are required by Applicable Law.

(e)
Each party will restrict access to Customer Personal Information to its Personnel who have a legitimate business need for the Customer Personal Information for the purpose of fulfilling its obligations under this Agreement. Before granting such access, each party will advise such Personnel of the sensitive and confidential nature of the Customer Personal Information and of the terms and conditions of this Agreement. Each party will ensure that its Personnel comply with this Agreement.

(f)
Except as required by Applicable Law, Merchant will only disclose, provide access to, or otherwise make available to any person or entity, Customer Personal Information under the care or control of, or accessible by, Merchant, in compliance this Agreement and with Privacy Laws or as agreed by TDFS in writing. TDFS will only disclose, provide access to, or otherwise make available to any person or entity, Customer Personal Information under the care or control of, or accessible by, TDFS, in compliance with its then-current privacy policy and with Privacy Laws. If a party is legally obligated to disclose Customer Personal Information, then such party will, if not prohibited by Applicable Law, promptly notify the other party and allow a reasonable time before such disclosure is required for such other party to seek a protective order or other appropriate remedy. In the event a party is not able to provide the other party with prior notice of any legally required obligation to disclose Customer Personal Information, such first party will, if not prohibited by Applicable Law, advise the other party immediately subsequent to such disclosure. Each party will disclose only such information as is required, in the opinion of its counsel, and will use commercially reasonable efforts to obtain confidential treatment for any Customer Personal Information that is so disclosed. Notwithstanding the foregoing, the requirements of this Section 15(f) will apply to TDFS only to the extent that the relevant Customer Personal Information is directly related to an action in which Merchant is involved or, the outcome of which, could reasonably be expected to have a material impact on Merchant.

(g)
Merchant will enforce policies, procedures and access control mechanisms to prevent the merger, linking or commingling of any Customer Personal Information with its own data or the data of any other person or entity so that: (i) if Merchant is legally obligated to disclose any third party customer or supplier data, the Customer Personal Information is not commingled with such third party data or disclosed in conjunction with such disclosure of third party data; and (ii) upon request or as otherwise required under this Section 15, Merchant can readily locate or return the Customer Personal Information.

(h)
Merchant will, unless otherwise required by applicable Privacy Laws, refer to TDFS all requests for access to Customer Personal Information and will respond to any such request only by making reference to such referral. If TDFS is required by any applicable Privacy Law to provide Customer Personal Information that is in Merchant’s possession or control to an individual, at TDFS’s request, and provided that TDFS has provided Merchant with reasonable prior notice, Merchant will provide such Customer Personal Information and will meet any deadlines for such provision required to enable TDFS to comply with any deadlines applicable under such Privacy Law to the provision of such Customer Personal Information. In addition, at TDFS’s request, Merchant will: (i) update, correct or delete Customer Personal Information; (ii) modify the individual’s choices with respect to the permitted use by TDFS of such Customer Personal Information; or (iii) notify third party recipients regarding incorrect or disputed Customer Personal Information previously disclosed to them, within five (5) Business Days from the date upon which the request was made by TDFS.

(i)
Each party will ensure that all its Personnel engaged in the performance of its obligations hereunder that may have access to Customer Personal Information have been trained in privacy compliance processes consistent to those referred to in this Agreement.

(j)
Merchant will designate a senior officer of Merchant who will be responsible for all Customer Personal Information in Merchant’s possession or under its control and for ensuring that Merchant complies with the terms of this Agreement. Merchant will advise TDFS in writing of the name of that designated senior officer and that senior officer will comply with its obligations in this Section 15. Merchant may designate a different senior officer with three (3) Business Days’ prior notice.

(k)
Upon a party’s request, but not more than once in any calendar year during the Term, the other party will deliver a statement signed by a person designated under Section 15(j) confirming to such first party in writing that, in respect of the previous twelve (12) month period: (i) it has developed privacy compliance processes designed to ensure its compliance with this Agreement; (ii) it has implemented the processes referred to in this Section 15(k), and to the best of its knowledge, after reasonable inquiry, it has complied with the requirements set forth in this Agreement, with the exception of those incidents of non-compliance previously communicated to the first party in writing.

(l)
Upon completion of Merchant’s required use of Customer Personal Information, or upon TDFS’s written request, Merchant will return or destroy all Customer Personal Information in accordance with TDFS’s instructions; provided that Merchant may maintain a copy of such Customer Personal Information in its legal department, if required under Applicable Law or solely for record retention purposes, only if not prohibited under Applicable Law. If TDFS requests the destruction of any Customer Personal Information, then, subject to the following sentence, Merchant will complete the destruction requested and provide TDFS with written confirmation of the actions taken within five (5) Business Days of receipt of TDFS’s written instructions. In carrying out the destruction request, Merchant will: (i) use the destruction methods requested or authorized by TDFS, including shredding or burning or electronic erasure; (ii) protect the confidentiality of the Customer Personal Information during the destruction process; (iii) not subcontract the destruction work without the prior authorization of TDFS; and (iv) provide TDFS with a record confirming which Customer Personal Information has been destroyed along with the time, place and method of destruction.

(m)
TDFS or a third party authorized by it may, at its sole expense, during normal business hours of the head office of Merchant, once per Program Year or upon request of TDFS should there be an issue or matter of concern that would warrant a more frequent audit, on seven (7) days prior written notice (except in the event of audits by a governmental authority, or for investigations of claims of misappropriation, fraud or business irregularities of a potentially criminal nature, or for emergency-type audits to address material operational problems and issues that pose a significant threat to TDFS’s interest, which may be conducted at any time as required and without satisfying the notice requirement if TDFS, acting reasonably, believes that any of the foregoing has occurred), enter upon any premises of Merchant or any subcontractors at which Customer Personal Information is stored or used and audit Merchant procedures, processes and information in order to verify Merchant’s compliance with this Agreement.

(n)
If there is any unauthorized access to, copying, modification, use disclosure or loss of, or inability to account for, any Customer Personal Information, each party will promptly, but in any event no later than fourteen (14) days after becoming aware thereof: (i) notify the other party in accordance with the notice provisions of this Agreement; (ii) take such actions as may be necessary or reasonably requested by the other party to minimize the disclosure or loss; and (iii) cooperate in all reasonable respects with the other party to minimize the impact of the disclosure or loss and any damage resulting therefrom.

(o)
Within ten (10) Business Days of receiving a written instruction from TDFS to correct or annotate any Customer Personal Information, Merchant will ensure that such information is corrected or annotated, as applicable, in accordance with the instruction and to the extent not prohibited by Applicable Law.

(p)
Each party acknowledges that its failure to comply with the provisions of this Section 15 may cause irreparable harm to the other party which cannot be adequately compensated for in damages, and accordingly acknowledges that the other party will be entitled to claim, in addition to any other remedies available to it, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Agreement.

(q)	Each party shall with respect to any Customer Personal Information obtained by such party in connection with this Agreement that it will:

(i)	Not make any changes to its security measures that would increase the risk of any unauthorized access;

(ii)	Not disclose any Customer Personal Information to any other entity; provided that TDFS may make such information available to any other entity as allowed by Applicable Law; and

(iii)
In the event such party knows or reasonably believes that there has been any unauthorized access (or attempted unauthorized access) to Customer Personal Information in the possession or control of such party that compromises (or threatens to compromise) the security, confidentiality or integrity of such Customer Personal Information:

(A)	promptly notify the other party of such unauthorized access or attempted unauthorized access;

(B)
identify to the other party (at no cost to such other party) what specific Customer Personal Information may have been accessed, including (if applicable) the name and account number of each affected consumer;

(C)	take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur;

(D)	take reasonable steps to prohibit further disclosure of Customer Personal Information; and

(E)	notify consumers, at its own expense, if required by Applicable Law, or if TDFS reasonably determines notification should be provided.

16.	Cardholder Solicitations.

During the Term, TDFS may not, except as expressly permitted in this Agreement, solicit Cardholders for any products or services without the prior written approval of Merchant, which approval will not be unreasonably withheld or delayed. Merchant agrees that TDFS will be permitted to offer a credit insurance product to Cardholders that will be administered by TDFS utilizing a third party provider. TDFS agrees to share net revenues with Merchant whereby Merchant shall be entitled to sixty percent (60%) of net revenue and TDFS shall be entitled to forty percent (40%) of net revenue. For purposes of this Section 16, net revenue is defined as gross premiums less the following: (i) refunds, (ii) administrative and marketing expenses, (iii) claim payments, (iv) reserves, and (v) Taxes.

On an ongoing basis during each Program Year, TDFS will make available to the Merchant an amount equal to one-tenth of one percent (0.10%) of the prior Program Year’s net sales volume defined as gross sales (including all applicable Taxes) less returns (“Promotional Allowance”), such Promotional Allowance to be used specifically toward the marketing of the Program. However, in the first Program Year TDFS agrees to provide the Merchant with a Promotional Allowance of seventy-five thousand dollars ($75,000). The Merchant understands that it must receive pre-approval of all marketing initiatives and materials contemplated prior to submitting an invoice for reimbursement to TDFS. No more than ten percent (10.0%) of each Program Year’s Promotional Allowance may be used to offset the cost of print advertisements, including newspaper advertisements, newspaper inserts, catalogues and the like. Merchant represents and warrants that it shall abide by the promotional guidelines provided by TDFS, as amended from time to time.

17.	License to Marks; Intellectual Property Rights.

(a)
Merchant hereby grants to TDFS a non-transferable, royalty-free, fully-paid, non-exclusive, limited, revocable license to use the Merchant Marks solely in Canada and in the United States of America (in such latter case in a manner such that the Merchant Marks are not available to the public) or through the internet solely in connection with the performance by TDFS of its obligations under this Agreement, including on or in association with Program materials, specifically including application forms, periodic monthly statements and other Program-related communications, as determined by TDFS in its commercially reasonable discretion and as agreed to by Merchant. TDFS agrees that any goodwill associated with or accruing from the use or the Merchant Marks is and will remain the exclusive property of Merchant and will accrue to the benefit of Merchant.

(b)
TDFS hereby grants to Merchant a non-transferable, royalty-free, fully-paid, non-exclusive, limited revocable license to use the TDFS’s name and trade name solely in connection with the performance by Merchant of its obligations under this Agreement. Merchant agrees that any goodwill associated with or accruing from the use or the TDFS Marks is and will remain the exclusive property of TDFS and will accrue to the benefit of TDFS.

(c)	Each party agrees to comply with the guidelines and requirements in respect of trade-mark usage specified by the other from time to time to the extent not prohibited by Applicable Law.

(d)
All proprietary and intellectual property rights in materials supplied, created or developed by, or on behalf, of TDFS in connection with this Agreement are, and will remain, the exclusive property of TDFS or its licensors.

(e)
Any goods, services, solicitations, Cardholder communications, presentations or other marketing materials bearing a Merchant Mark will be submitted to Merchant for its prior review and approval pursuant to the provisions of this Section 17(e). Merchant will be entitled to review materials for compliance with its corporate trade-mark standards and may disapprove the use of the applicable Merchant Mark on such materials to the extent that use in reasonable opinion of Merchant of such Merchant Mark does not comply with its corporate trade-mark standards. TDFS will not be required to submit to Merchant for its review and approval materials to the extent that substantially similar materials have been previously approved by Merchant unless a specific request for such review and approval is made by Merchant. A party must respond to any request for approval of materials within four (4) Business Days following receipt of such request from the other party or such first party will be deemed to have approved such materials.

(f)
Upon termination of this Agreement, except as otherwise allowed or required in this Agreement, TDFS shall: (i) discontinue immediately all use of the Merchant Marks, or any of them, and any colourable imitation thereof; and (ii) destroy all unused Credit Cards, Applications, and advertising and sales literature (except for a reasonable number of copies for record retention purposes).

(g)
Upon termination of this Agreement, except as otherwise allowed or required in this Agreement, Merchant shall: (i) discontinue immediately all use of the TDFS Marks, or any of them, and any colourable imitation thereof; and (ii) destroy all unused Applications, Credit Card Account documentation, materials, displays, advertising and sales literature, and any other materials and items used in the Program (other than documents and materials that are required to be maintained under this Agreement).

18.	Indemnification.

(a)
Indemnification by TDFS. Except to the extent Section 18(b) applies, TDFS agrees to defend, indemnify, and hold harmless Merchant, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with or result from:

(i)	Any breach by TDFS of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement;

(ii)	Any claims or proceedings by a third party alleging that the use of any intellectual property provided by TDFS pursuant to this Agreement infringes the intellectual property rights of a third party;

(iii)	The gross negligence, recklessness or willful misconduct (including acts and omissions) of TDFS or its affiliates or any of their respective contractors or agents relating to the Program;

(iv)
TDFS’s failure or the failure of the third party providing the credit insurance referred to in Section 16 to satisfy any of their respective material obligations or liabilities to third parties, including Cardholders; and

(v)
Any Credit Card Account documentation used by Merchant in the form and in accordance with TDFS’s instructions that fails to comply with Applicable Law or regulation with respect to consumer credit disclosures and terms, unless such failure to comply is as a result of modification to such documentation, or misuse, by Merchant.

(b)
Indemnification by Merchant. Merchant agrees to defend, indemnify, and hold harmless TDFS, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with, or result from:

(i)	Any breach by Merchant of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

(ii)	Any goods or services sold by Merchant (including any failure to provide the service as promised, any product defects, product liability or warranty claims relating thereto);

(iii)
Any advertisements, solicitations or other promotions of the Program or of goods or services eligible for purchase under the Program conducted by or on behalf of Merchant (excluding those conducted by TDFS);

(iv)
Any claims or proceedings by a third party alleging that the use by of any intellectual property provided by Merchant pursuant to this Agreement infringes the intellectual property rights of a third party;

(v)	Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by or on behalf of Merchant;

(vi)	The gross negligence, recklessness or willful misconduct (including acts and omissions) of Merchant or its affiliates relating to the Program;

(vii)
Any acts or omissions of any licensee, subtenant or third party operating in or from a store location which would give rise to Merchant’s indemnity obligations under this Section 18(b) if such person were an employee of Merchant; and

(viii)	Any personal or bodily injury or property damage alleged to be caused by the sale of goods or rendering of services by Merchant.

(c)	Indemnification Procedures.

(i)
A party entitled to indemnification will give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Agreement. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless and solely to the extent the indemnifying party did not know of such third party claim and such failure results in the forfeiture by the other party of substantial rights and defenses.

(ii)
An indemnifying party will have the right, upon written notice to the indemnified party, to conduct at its expense the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel and the indemnified party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld or delayed), unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, Personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

19.	Limitation on Liability.

(a)
Subject to Section 19(b), neither TDFS nor Merchant will be liable to the other party under this Agreement for any punitive, exemplary, indirect, or consequential damage claims, lost or prospective profits, anticipated sales, or diminution in the value of goodwill.

(b)
Section 19(a) will not apply to: (a) breaches of the exclusivity obligations of Section 11; (b) breaches of the confidentiality obligations of Section 15; or (c) liability and obligations that result from third party claims subject to indemnification under Section 18.

(c)
This Section 19 will apply irrespective of the nature of the cause of action, demand or claim, including breach of contract, negligence, tort or any other legal theory, and will survive a fundamental breach or breaches or failure of the essential purpose of the agreement or of any remedy contained herein.

20.	Miscellaneous.

(a)
Force Majeure. Subject to Section 1(l) of this Agreement, if by reason of Force Majeure, either party (the “Frustrated Party”) is delayed or unable, in whole or in part, to perform or comply with any of its obligations under this Agreement or if by reason of a change in Applicable Law, after the date hereof, it is prohibitively uneconomical for a Frustrated Party, or a Frustrated Party is delayed or unable, to perform or comply with any of its material obligations under this Agreement, then, subject to the remainder of this Section 20(a), it will be relieved of liability and will suffer no prejudice for failing to perform to the extent that the inability was caused by Force Majeure or such change in Applicable Law; provided that such party is using reasonable commercial efforts to implement its disaster recovery plan. The Frustrated Party will give the other party prompt notice of the cessation of Force Majeure. In the event of Force Majeure, provided that such party is using reasonable commercial efforts to implement its disaster recovery plan, the obligations of TDFS in providing any services will be postponed for such time as is required to resume performance of its obligations hereunder, after resolution of the event of Force Majeure.

(b)
Governing Law and Venue. This Agreement will be governed by, and construed and enforced in accordance with the laws of the Province of Ontario. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, such controversy, claim or dispute will be resolved by the courts of the Province of Ontario, and the parties hereby irrevocably consent to the exclusive jurisdiction of such courts. Merchant and TDFS hereby voluntarily and irrevocably waive any right to a trial by jury in any dispute arising pursuant to the transactions, past, present and future, under this Agreement.

(c)
Restrictions on Assignment. This Agreement is not assignable by a party without the prior written approval of the other party. Merchant may, without TDFS’s consent, only assign this Agreement to an affiliate; for greater certainty, Merchant shall continue to be liable for performance of any obligations hereunder after such assignment unless TDFS determines, in its reasonable discretion, that the assignee meets its then-current enterprise risk criteria. TDFS may, without Merchant’s consent, assign this Agreement to an affiliate, or transfer or securitize all or any portion of the Credit Card Accounts or any related rights or interests in the Credit Card Accounts; however, TDFS shall remain liable for performance of all obligations hereunder after such assignment unless TDFS can demonstrate that the assignee has the same or greater ability as TDFS to perform its obligations under this Agreement. TDFS may also use subcontractors to perform its obligations under this Agreement, but any subcontracting will not relieve TDFS of its obligations.

(d)
Limited Invalidity. The fact that any clause or paragraph in this Agreement may be determined to be unconstitutional, illegal, or otherwise ineffective will in no way affect any other clause or paragraph of this Agreement, which will remain in full legal force and effect.

(e)
Verifications of Sales. TDFS may, without notice, make test verifications of Merchant’s sales under Credit Card Accounts. The test verification will be carried out by means of a letter sent to the account holders asking them to confirm the sale.

(f)
Publicity. With the exception of disclosures required by Applicable Law, neither party will make any public announcement or other press release involving the other party without the prior written consent of the other party.

(g)
Consent to Relief from Automatic Stay. In the event that Merchant commits an Act of Insolvency, Merchant agrees that it will consent to relief from the automatic stay to allow TDFS to enforce the terms of this Agreement. Without limiting the foregoing, each party agrees (to the extent permitted by Applicable Law) to continue this Agreement if so desired by the party not the subject of any such events and who is not otherwise in default under this Agreement, and to co-operate in any such proceeding to facilitate the continuation of this Agreement in that circumstance.

(h)
Notices. All notices and other communications required or permitted to be given to a party pursuant to this Agreement will be in writing, and will be deemed duly given: (i) on the date delivered if personally delivered; (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error; (iii) on the Business Day after being sent by overnight courier service which utilizes a written form of receipt for next day or next Business Day delivery; or (iv) two (2) Business Days after mailing, if mailed by United States Postal Service certified mail or Canada Post registered mail, in each case addressed to the applicable party at the address set forth on the first page of this Agreement; provided that a party may change its address for receiving notice by the proper giving of notice hereunder. In addition, copies of all notices sent to TDFS will also be provided to:

To TDFS at:

TD Financing Services Inc.
25 Booth Ave., Suite 101
Toronto, ON  M4M 2M3

Facsimile:                      416-463-5459
Attention:                     Erik de Witte

With a copy to:

TD Retail Card Services
1000 MacArthur Boulevard
Mahwah, NJ 07430
Attention: Arthur W. Couch

With a copy to legal counsel for TDFS at:

The Toronto-Dominion Bank
TD Legal, TD Tower
66 Wellington Street West, 12th floor
Toronto, ON  M5K 1A2

To Merchant:

Zale Canada Co.
901 W. Walnut Hill Lane
Irving, Texas  75038-1003

Facsimile:                      972-580-5547
Attention:                     Steve Massanelli

With a copy to legal counsel for Merchant at:

Zale Canada Co.
901 W. Walnut Hill Lane
Irving, Texas 75038-1003

Facsimile:                      972-580-4934
Attention:                     General Counsel

(i)
Waiver. Waiver by either party of any breach of this Agreement, or of any portion or provisions thereof, will not be construed as a waiver of any subsequent or other breach; nor will failure of either party to exercise any right, remedy, privilege or option granted to it under this Agreement operate as a waiver thereof or give rise to any estoppel in favour of the other party. No waiver by either party will be effective unless it is a duly authorized and signed written document, and then only to the extent specifically stated. All rights, remedies, and privileges of either party under this Agreement are cumulative and not alternative and may be exercised concurrently or seriatim, and are in addition to and not in lieu of any and all rights and remedies of either party at law, in equity, under statute, or otherwise.

(j)
Entire Agreement. This Agreement incorporates the entire understanding of the parties and supersedes any and all existing agreements, whether written or oral, with respect to the subject matter hereof, and no representation, warranty or agreement not set forth herein or in a writing delivered pursuant hereto will be binding on either party.

(k)
Agreement and Exhibits, Schedules Amendments, and Supplements. This Agreement, including each Exhibit and Schedule to this Agreement, may not be amended or supplemented except by mutual written agreement of the authorized signing officers of each of the parties. Any such agreement will expressly state that it is intended to amend or supplement, as the case may be, this Agreement.

(l)	Headings. The inclusion of headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

(m)
Currency and Payments. Other than as expressly set out herein, all amounts owing by the parties pursuant to this Agreement are stated and will be paid in Canadian Dollars. All amounts payable hereunder shall be in immediately available funds and, unless otherwise agreed by the parties, by wire transfer or electronic transfer of funds. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action will be made or taken on the next Business Day.

(n)
Extended Meanings. Unless the context requires otherwise, words importing the singular include the plural and vice versa. The terms “including” and “include” will mean “including, without limitation” and “include, without limitation”, respectively.

(o)
Legal Counsel. The parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

(p)
Remedies Cumulative. Notwithstanding any other provision of this Agreement, and unless otherwise expressly stated herein, all rights and remedies of any party under this Agreement are in addition to such party’s other rights and remedies and are cumulative, not alternative.

(q)
Further Assurances. On and after the Effective Date, each party will, at the other party’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby.

(r)
Relationship of the Parties. TDFS will perform its obligation under this Agreement as an independent contractor. Nothing herein will be construed to place TDFS or Merchant in a relationship of principal and agent, partners or joint venturers, and neither TDFS nor Merchant will have the power to obligate or bind the other in any manner whatsoever.

(s)	Binding Effect; Effectiveness. This Agreement will be binding on and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(t)
Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

(u)	Defined Terms. Capitalized terms are defined in Exhibit A of this Agreement.

(v)
Interest on Unpaid Amounts. Amounts not paid by any party hereto after thirty (30) days from the due date thereof shall bear interest from such later date, before and after judgment, calculated daily, compounded on the last Business Day of each calendar month and payable on demand at the rate equal to the annual rate of interest set from time to time by The Toronto-Dominion Bank as a reference rate in effect on each relevant date for determining interest rates on commercial demand loans denominated in Canadian currency made by such bank in Canada.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
ZALE CANADA CO.

By:
	Name:	Steve Massanelli
	Title:	Senior Vice President and Treasurer

Date:	May 7, 2010

Signature Page for Zale Canada Co.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
TD FINANCING SERVICES INC.

By:
	Name:	Erik de Witte
	Title:	Chief Executive Officer

Date:	May 7, 2010

Signature Page for TD Financing Services Inc.

Exhibit A

Definitions

“Account Agreement” means the credit card agreement and related disclosure statement between TDFS and a Cardholder or Cardholders governing the Credit Card Account and each Cardholder’s use of the Credit Card Account and access to the Credit Card Account together with any changes or amendments which may be made to such account agreement by TDFS from time to time.

“Act of Insolvency” means any of the following acts:

(a)	a party admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

(b)	a party ceases to carry on business in the ordinary course;

(c)
a party institutes any proceeding, takes any corporate action, or executes any agreement to authorize its participation in or the commencement of any proceeding seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets; or

(d)
a creditor or any other person or entity privately commences any proceeding against or affecting a party (except if and for so long as such proceeding is being contested in good faith by appropriate proceedings by such party) seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets and, in all events under this sub-paragraph (d), any order is not vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

“Applicable Law” means any law, rule, statute, regulation, order, judgment, decree, treaty, directive, guideline, advisory, policy or other requirement in force at any time during the Term having the force of law which applies to or is otherwise intended to govern or regulate any person or entity (including either or both parties), account (including a Credit Card Account), property, transaction, activity, event or other matter, including Privacy Laws and any anti-money laundering or terrorist financing laws such as the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended or supplement from time to time (or any other similar provincial or federal legislation in effect from time to time).

“Applicant” means a person or entity who is a customer of Merchant who applies for a Credit Card Account under the Program.

“Application” means an application for a Credit Card Account, or an application assumed by TDFS for a purchased account, if applicable, that forms part of the Credit Card Accounts, which application has been completed by an Applicant or Applicants as required (or on behalf of such Applicant or Applicants).

“Business Day” means each day other than a Saturday, Sunday or a day on which banking institutions in Ontario or Texas are authorized or obliged by Applicable Law to be closed.

“Canadian Dollars” means lawful currency of Canada.

“Card Agreement” means the open-end revolving credit agreement, as amended and modified from time to time, between TDFS and a Cardholder pursuant to which Cardholder, and any authorized users designated by Cardholder, and allowed by TDFS, may finance purchases.

“Cardholder” means any person or entity to whom a Credit Card and Credit Card Account have been issued.

“Cardholder Information” means any information about Cardholders, applicants for Credit Card Accounts, Credit Card Accounts or Cardholder’s use of a Credit Card Account that is in TDFS’s possession or under TDFS’s control or retained by a third party for the benefit of TDFS.

“Cards” is defined in Section 1(c) of this Agreement.

“Change Of Control” means, with respect to any party or any parent company of a party (a “Covered Company”), any of the following: (i) any person or group of persons acquires, after the date of this Agreement, beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of a Covered Company entitled to vote generally in the election of directors; (ii) the stockholders of a Covered Company approve a reorganization, merger or consolidation (each a “Reorganization”), in each case through which the persons who were the respective beneficial owners of the voting securities of a Covered Company immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (iii) all or substantially all of the assets or property of a Covered Company are sold or otherwise disposed of in one transaction or series of related transactions, except in connection with an assignment permitted hereunder.

“Chargeback” is defined in Section 6 of this Agreement.

“Collateral Account” is defined in Section 4(c) of this Agreement.

“Confidential Information” means any and all material and information of a party or its affiliates that is not generally known, that is disclosed by that party (the “Disclosing Party”) which has or will come into the possession or knowledge of the other party or its affiliates (the “Receiving Party”) or that is otherwise learned by the Receiving Party in the course of its dealings with, or its access to the premises or systems of, the Disclosing Party, and that has been identified as being proprietary or confidential or that by the nature of the circumstances surrounding the disclosure or receipt, or by the nature of the information itself, reasonably ought to be treated as proprietary and confidential. Without limitation, Confidential Information of a party includes all information or material about an officer, director, employee, a past, present or future customer or potential customer, customer lists or customer data including any Customer Personal Information (as defined in this Agreement), For the purposes of this definition, “information” and “material” includes know how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium. Notwithstanding the foregoing, “Confidential Information” does not include information or material: (a) which is available to the general public when it is received by or becomes known to the Receiving Party or which subsequently becomes available to the public through no fault of the Receiving Party (but only after it becomes available to the public); (b) which is already known to the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party and is not known by the Receiving Party to be the subject of an obligation of confidence of any kind; (c) which is received by the Receiving Party in good faith without an obligation of confidence of any kind from a third person or entity who the Receiving Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Receiving Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received; or (d) which is independently developed by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction.

“Covered Company” is defined in the definition of Change of Control in Exhibit A to this Agreement.

“Credit Card” means the plastic credit card bearing one or several of the Merchant Marks issued by TDFS to a Cardholder or Cardholders of a Credit Card Account, for purchasing goods and services pursuant to the Program.

“Credit Card Account” means the open-end, revolving consumer credit relationship established by TDFS for a Cardholder under the Program and the amount owed thereunder.

“Customer Personal Information” means Personal Information that was collected by, or accessible to, Merchant or TDFS pursuant to this Agreement.

“Damages” means any and all losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

“Disclosing Party” is defined in the definition of Confidential Information in Exhibit A to this Agreement.

“Effective Date” means the date this Agreement is executed by all parties.

“Eligible Letter of Credit” is defined in Section 4(c)(iii) of this Agreement.

“Extended Warranties” is defined in Section 9of this Agreement.

“Force Majeure” means acts of God and the public enemy; acts of war; unusually severe weather that could not reasonably have been anticipated; fires, explosions or other catastrophes; and any other similar cause not reasonably within the control of a party and which could not have been prevented by using reasonable precautions, but specifically excluding labour disputes and labour-related activities.

“Frustrated Party” has the meaning set forth in Section 20(a).

“Letter of Credit” is defined in Section 4(c)(iv) of this Agreement.

“Letter of Credit Amount” is defined in Section 4(c)(i) of this Agreement.

“Material Change” means any change, event, condition or occurrence, other than one required by Applicable Law, that is implemented by TDFS and could reasonably be expected to (a) cause a material decrease in any or all of the following: (i) the number of Applications, (ii) use of Cards by Cardholders, or (iii) aggregate sales in respect of which Credit Card Account or a Card is used by a Cardholder and accepted by Merchant as the method of payment therefor; (b) have a material adverse effect on the Program; (c) require material changes to or otherwise materially affect Merchant’s existing procedures, operations, hardware or software, or (d) reduce approval rates for new applications by more than 600 basis points (e.g., a change from 65% to 59%).

“Merchant” is defined in the opening paragraph of this Agreement.

“Merchant Marks” means the brand names “Peoples”, “Peoples II”, “Mappins” and “Young Jewellers” and all other brand names, trademarks, trade names, logos and service marks of Merchant, any acquired entity marks, and any related or derivative marks, trade styles or logos that Merchant provides to TDFS for use in connection with the Program.

“Merchant Procedures” means those merchant procedures attached as Schedule 1(x) hereto as updated by TDFS from time to time.

“Ongoing Reserve” is defined in Section 4(b) of this Agreement.

“Personal Information” means information about an identifiable individual or other information that is subject to any Privacy Laws.

“Personnel” means employees, agents, advisors, consultants and other representatives of a party.

“Portfolio Data” means Program information of a type commonly provided to potential third party purchasers of credit card accounts including information in respect of applications, new accounts, total and active accounts, credit sales by promotional plan, receivables distributions by credit score and delinquency stage.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), as amended or supplemented from time to time, and any similar Canadian federal or provincial legislation now in force or that may in the future come into force in Canada or any province thereof governing the protection of personal information in the private sector applicable to the parties or to the activities contemplated under this Agreement.

“Processing Fee” is defined in Section 3(a) of this Agreement.

“Program” is defined in the Recitals of this Agreement.

“Program Commencement Date” means June 30, 2010.

“Program Year” means the twelve (12) month period between anniversaries of the Program Commencement Date, with the first such period beginning on the Program Commencement Date.

“Promotional Allowance” is defined in Section 16 of this Agreement.

“Purchase” means a purchase of goods or services, including all applicable taxes, fees and shipping costs, with a specific extension of credit by TDFS to a Cardholder using a Credit Card Account in accordance with the terms and conditions of this Agreement.

“Receiving Party” is defined in the definition of Confidential Information in Exhibit A to this Agreement.

“Reorganization” is defined in the definition of Change of Control in Exhibit A to this Agreement.

“Reserve Account” is defined in Section 4(b) of this Agreement.

“Sales Slip” means complete information of a charge to a Credit Card Account in accordance with procedures established by TDFS.

“Secondary Program” is defined in Section 11 of this Agreement.

“Taxes” means all sales, goods and services, value added, use or other similar taxes, levies and charges, chargeable by or payable to any federal, provincial, state, local or municipal taxation authority.

“TDFS” is defined in the opening paragraph of this Agreement.

“TDFS Marks” means the names, trade names, logos and service marks of TDFS, any acquired entity marks, and any related or derivative marks, trade styles or logos that TDFS provides to Merchant for use in connection with the Program.

“Term” is defined in Section 13.1 of this Agreement.

“US Dollars” or "US$” means lawful currency of the United States of America.

Schedule 1(x)

Merchant Procedures: PEOPLES/MAPPINS program

A.      Introduction:  Characteristics of an Individual Account

•	An INDIVIDUAL ACCOUNT entitles only the account holder to use the account and obligates only the account holder for repayment of the account.

•	An AUTHORIZED USER is not responsible for repayment of the account, but is allowed to use the account.

•	The applicant must name the AUTHORIZED USER on the application and is responsible for payment of all charges made by the authorized user.

•	The AUTHORIZED USER does not sign the Peoples/Mappins application. Only the applicant must sign and date the application.

B.           Mail-In Applications

•
If the customer prefers not to process the application in-store, internet or phone-in or does not have 2 valid forms of identification (ID), she/he may take the application home, complete it and mail it to TDFS for processing.  The application is pre-addressed. In the event the customer mails the form directly to TDFS, Merchant shall have no record of the application and shall not be responsible for taking any steps in connection with such customer’s application.

•	Customers may obtain an application in any PEOPLES/MAPPINS retail store in Canada.

•	Approved customers will receive a PEOPLES/MAPPINS Card from TDFS via US Mail.

C.           Completing the Credit Application In-Store Through POS  (not applicable to applications completed by customers by telephone or by a Web-based application accessed directly by the customer)

1.      Applicant completes the application.

2.      Store associate verifies that customer application is SIGNED and dated by APPLICANT and

3.	Store associate must complete Store Use Only section of the application including
▪	Account number (16 digits, if declined, please write DECLINED)
▪	ID #1 and #2 – IMPORTANT – fill in all the necessary information in respect of the ID
▪	Store number
▪	Credit limit
▪	Associate number
▪	On the cardholder agreement notate the credit limit
4.	Store associate gives the customer the “Terms and Agreements” section of the application.

5.	Store associate must check, verify and record on the application 2 forms of ID from the applicant ID requirements include:
▪	Two pieces of original identification are required to open any account and at least one must be a primary form of identification
▪	All identification must be listed on the valid ID list in this Section 7, and unexpired
▪	One Primary and one secondary form of identification must always be obtained for the applicant

Valid ID list:

Primary Identification (Photo ID)		Secondary (Additional identification)

1.	Canadian Drivers License	1.	A second piece of Primary Identification
2.	Provincial identification issued by the provincial government that includes a signature and a photograph (Provincial Health card excluded as primary identification)	2.	Major Credit Card (bearing the name of the individual and the individual’s signature)**
3.	Canadian Passport	3.	Department Store Credit Card (bearing the name of the individual and the individual’s signature)
4.	Certificate of Canadian Citizenship or Naturalization	4.	ATM/Client card issued by a major Canadian bank (with the name embossed and individual’s signature
5.	Certificate of Indian Status	5.	Provincial Health Card except Ontario, Manitoba and Prince Edward Island
6.	Canada Citizenship Form 1000 or 1442	6.	Social insurance card
7.	Old Age Security Card
** Do not record Expiry date for major credit cards

▪
Once the store associate has completed all requested information on the application form in respect to the customer’s identification, the store associate shall be deemed to have compared the photograph on the identification against the general appearance of the customer.

▪
The Merchant is not responsible for verifying the authenticity of the identification however the Merchant is responsible for ensuring that the identification appears authentic and does not have obvious indications of potential fraud.

6.	Store Associate enters the information into the application form through the register.

7.	Store Associate submits the application.

8.	Once the Application decision is provided to the store, the store associate will communicate one of the following messages to the applicant:

▪	Approved will display the customer's new account number and credit limit.

▪	Store Associate wiil document the account number and credit limit on credit application

▪	Declined the customer will receive a letter in the mail in 7-10 business days. May also say unable to provide a decision at this time. A notice will be sent in 7-10 days

▪	Referred will display the phone number to our credit department. The merchant can then call this number and review the application with one of our service representatives.

9.
A card will be issued by TDFS in the Applicant’s name, will be mailed to the Applicant’s address.  The Merchant will not be required to take any actions with respect to the issuance of the card. A separate request must be made for the Authorized User’s card

10.	The customer may add an AUTHORIZED USER at the time of application or by calling customer service once the card is received.

11.
Completed applications (approved, declined and referred) should be stored in a secure location (with limited access – preferably locked) and should be forwarded to TDFS Inc. 500 E. Broward Blvd. Suite 130, Fort Lauderdale, FL 33394-3002 at least once per month.

12.
In the following situations, accountholders need to provide 1 form of Primary ID as outlined by the Valid ID list in Section 7 and that ID must be unexpired. Sales associate must record the ID type, province abbreviation and expiration date (but not the ID number) on the sales slip.

1.	An accountholder is attempting to make a purchase without presenting the permanent credit card. This step is not required at the time of the accountholder’s first purchase.
2.	If an accountholder presents a credit card with a damaged magnetic stripe or any other instance where the account number is keyed manually into register or terminal.

Insufficient Identification.  If a consumer is unable to provide the required identification when such identification is required under these Merchant Procedures or if such identification does not provide the merchant with the ability to verify the identity of the consumer, the consumer must not be permitted to make a purchase on the account.  The merchant may ask the consumer if he or she would like to pay with an alternative method of payment

13.	Recording ID:

The Merchant must record on the sales slip the following non-personal information with respect to each type of identification reviewed:

▪	Type of identification
▪	Issuing agency

The merchant must not record any info obtained from the identification other than the non-personal information described.

14.	Charging Privileges

The PEOPLES/MAPPINS Card can only be used by the person whose name is embossed on the card.  Each person, including authorized users, will have their own card with their name embossed on the card (if requested by primary cardholder).  TDFS will not accept calls or notes from existing cardholders authorizing their dependent(s) or any other person(s) to use their credit card.

15.	Sales Authorization Processing for In-Store Purchases

a.	Store associate swipes card through the register

b.	Store associate enters plan number and sales amount

c.	Sale is submitted

d.	Authorization number is returned

e.	Sale will not be considered a valid sale without an authorization number

f.	Customer signs receipt

g.	Compare receipt signature to signature on the card

h.	Peoples/Mappins retains the sales receipts showing customer signature for 6 years

i.
If an unsigned PEOPLES/MAPPINS card is presented the Store associate must follow the procedures outlined in Section 12 and:Ask the customer to sign the back signature panel on the PEOPLES/MAPPINS Card prior to completing the sale.

j.	All purchases must have an authorization code indicating that the sale was authorized by TDFS.

16.	Charge Credits & Returns:

A charge credit to the PEOPLES/MAPPINS Card is to be given only when a customer returns merchandise that was initially purchased on the PEOPLES/MAPPINS card.

17.	Internet Policy (if sales are done through the PEOPLES/MAPPINS website on the PEOPLES/MAPPINS card)

▪	Shipping address for the purchase must match the billing address for the PEOPLES/MAPPINS cardholder.
▪	Signature by individual at delivery address to signify receipt of the purchase shipment is required for all purchases.

18.	Downtime Procedures

Application Processing:

•	Stores should process applications in the normal manner through the register.

•	Sales associate will receive a referral message and will be instructed to call TDFS

•	Information from the application will be verbally provided to a credit specialist

•	A decision will be rendered and an account number and credit limit will be provided for approved accounts.

Sales Processing:

In the event of downtime, the Account Manager will notify corporate. Sales should be processed in the normal course

•	Sales Associate will receive a “referral” message and will call a credit specialist to receive an authorization code for an approved sale

In the event of  prolonged downtime, sales at or below the floor limit can be processed, and authorization codes will be provided in advance for use during downtime only

Sales above the floor limit can be called into the credit department where an authorization code will be provided for all approved sales.

For questions regarding posted transactions, daily settlement, supplies – please call:

MERCHANT SERVICES

1-866-722-3346

For questions regarding Web Transaction, Username & Password, please call:

HELP DESK

1-866-258-2536

For questions regarding new applications, add-on sales, please call:

CREDIT INQUIRIES:

1-866-494-8563

SALES AUTHORIZATION

1-866-494-8563

Schedule 1(h)

Reports

TDFS will supply the following information in reports with the frequency notated for  each item. Reports/files will be in formats and frequency that are mutually acceptable to both parties

Application Volume –	Provided by Merchant and can be provided by store and by associate

Approval Rates -	Provided by Merchant and can be provided by store -

New Accounts -	Number of approved applications provided by Merchant and can be provided by store

New Sales and Add-on Sales -	Provided by Merchant and can be provided by store -

Open to Buy –	Total Merchant portfolio OTB available by summary -

Sales by Plan -

Reserve Account Reconciliation –

Database Updates -	To include the following fields:
• Account Number
• Logo (Peoples or Mappins)
• Store Number – store where account was opened
• Account Status
• First Name
• Middle Initial
• Last Name
• Suffix (part of the last name)
• Address Line 1
• Address Line 2
• City
• State
• Zip Code

• Insurance Indicator (did customer opt for insurance)
• Insurance Status (is insurance still in force)
• Birthday Month
• Date Opened
• Open To Buy
• Date of Last Purchase
• Amount of Last Purchase
• Junk Mail Flag (Marketing Opt-Out)
• Language Indicator

Authorization Log –	To include the following fields:
• Logo (Peoples or Mappins)
• Account Number
• Authorization Date
• Authorization Time
• Authorization Amount
• Store
• Authorization Code
• Approve/Decline

Schedule 2(k)

Marketing Options

Merchant must conduct two or more of the following marketing options in store and online (when applicable) in order to promote the Program:

•	Post point of sale signage and application holders in a visible locations in the store

•	Encourage associates to participate in the credit card program through one of the following:

1. Store and associate goals tied to annual reviews
2. Associate contests
3. Associate spiffs

•	Conduct “just ask” programs where every customer is asked if they want to apply for the merchant Credit Card

•	Put hang tags or stickers on merchandise saying – payments as low as “X” when pay with your merchant Credit Card

•	Include merchant Credit Card references in direct mail marketing

•	Participate in a loyalty program – facilitated by TDFS but funded by Merchant where customers can earn rewards based on spend on the merchant Credit Card

•	Post a link to apply for the merchant Credit Card on Merchant’s online homepage

•	Conduct exclusive Cardholder events

Schedule 3

Processing Fees

Plan	Minimum Payments	Term	Minimum Purchase	Processing Fee percentage*
Regular	With	Revolving		0.50%
/Non- Promotional	Required
	Minimum
	Monthly
	Payments

Promotion	With	90 days	$300	3.00%
Deferred	Required	6 months	$500	3.70%
Interest Plans	Minimum	12 months	$1500	7.20%
	Monthly	18 months	$2000	10.70%
	Payments	24 months	$2500	13.70%

	No Required	90 days	$300	3.20%
	Monthly	6 months	$500	4.00%
	Payments	12 months	$1500	7.70%
		18 months	$2000	11.20%
		24 months	$2500	14.20%

* Processing Fees are calculated as a percentage of the amount of the applicable Sales Slip.

Schedule 5.2(e)

Acceptable Identification

TWO (2) PIECES OF ORIGINAL IDENTIFICATION. ARE REQUIRED TO OPEN ANY ACCOUNT AND AT LEAST ONE MUST BE A PRIMARY FORM OF IDENTIFICATION

(All Identification Must Be Valid & Unexpired)

Valid identification is classified as one primary and one secondary (see chart below) and cannot be expired. One primary and one secondary form of identification must always be obtained for the applicant. Acceptable identification type are as follows:

Primary Identification (Photo ID)	Secondary (Additional Identification)

1. Canadian Drivers License*	1. A second piece of Primary Identification

2. Provincial identification issued by	2. Major Credit Card (bearing the name of the
the provincial government that includes a	individual and the individual’s signature)**
signature and a photograph. Provincial
Health Card excluded as primary identification

3. Canadian Passport	3. Department Store Credit Card (bearing the
name of the individual and the individual’s
signature)

4. Certificate of Canadian Citizenship or Naturalization	4. ATM/Client card issued by a major Canadian
bank (with the name embossed
and the individual’s signature)

5. Certificate of Indian Status	5. Provincial Health Card except Ontario,
Manitoba and Prince Edward Island*

6. Canadian Citizenship Form 1000 or 1442	6. Social Insurance Card

7. Old Age Security Card
*
Quebec only: A driver’s license or Health Card cannot be requested by a financial institution but may be volunteered by the customer. If a driver’s license or health card are used they must be clearly marked as given voluntarily by writing “Offered by Client” on the photocopy.

**	Do not record Expiry Date for major credit card.